SCHEDULE 14A INFORMATION

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Allergan, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2525 Dupont Drive, Irvine, CA 92612 (714) 246-4500

March 15, 2012

Dear Stockholder:

You are cordially invited to attend our 2012 annual meeting of stockholders, to be held on May 1, 2012 at 10:00 a.m., local time, at our headquarters located at 2525 Dupont Drive, Irvine, California 92612. We hope you will be present to hear management’s report to stockholders. The attached notice of meeting and proxy statement describe the matters to be acted upon at the annual meeting. We urge you to read this information carefully.

Whether or not you plan to attend the annual meeting personally, and regardless of the number of shares of Allergan stock you own, it is important that your shares be represented at the annual meeting. We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our proxy materials, which include the Notice of Annual Meeting, our Proxy Statement, our 2011 Annual Report and a proxy card or voting instruction form. The Notice contains instructions on how to access those documents on the internet and how to cast your vote via the internet. The Notice also contains instructions on how to request a paper copy of our proxy materials. All stockholders who do not receive the Notice will receive a paper copy of the proxy materials by mail. If you receive a paper copy of our proxy materials, you can cast your vote by completing the enclosed proxy card and returning it in the postage-prepaid envelope provided, or by utilizing the telephone or internet voting systems.

David E.I. Pyott

Chairman of the Board, President

and Chief Executive Officer

2525 Dupont Drive, Irvine, CA 92612

NOTICE OF ANNUAL MEETING OF ALLERGAN, INC. STOCKHOLDERS

TO BE HELD ON MAY 1, 2012

TO OUR STOCKHOLDERS:

The 2012 annual meeting of stockholders of Allergan, Inc. will be held on Tuesday, May 1, 2012 at 10:00 a.m., local time, at our headquarters located at 2525 Dupont Drive, Irvine, California 92612. We will consider and act on the following items of business at the annual meeting:

1.	Election of ten directors for a term of office expiring at the 2013 annual meeting of stockholders and until their successors are duly elected and qualified. The nominees for election to our board of directors are David E.I. Pyott, Herbert W. Boyer, Ph.D., Deborah Dunsire, M.D., Michael R. Gallagher, Dawn Hudson, Robert A. Ingram, Trevor M. Jones, Ph.D., Louis J. Lavigne, Jr., Russell T. Ray and Stephen J. Ryan, M.D.

2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012;

3.	Conduct an advisory vote to approve the compensation of our named executive officers;

4.	Consider one stockholder proposal, if properly presented at the annual meeting; and

5.	Such other business as may properly come before the annual meeting.

The Proxy Statement accompanying this notice describes each of these items of business in more detail. Our board of directors recommends: a vote “FOR” each of the ten nominees for director named in the Proxy Statement, a vote “FOR” items 2 and 3 and a vote “AGAINST” item 4.

If you were a holder of record of Allergan common stock at the close of business on March 8, 2012, you are entitled to notice of and to vote at the annual meeting.

By Order of the Board of Directors

Matthew J. Maletta

Vice President,

Associate General Counsel and Secretary

Irvine, California

March 15, 2012

ALLERGAN, INC.

2525 Dupont Drive, Irvine, CA 92612

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 1, 2012

i

ALLERGAN, INC.

2525 Dupont Drive, Irvine, CA 92612

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 1, 2012

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

Solicitation of Proxies is Made by Allergan’s Board of Directors

The board of directors of Allergan, Inc. (“Allergan,” the “Company,” “we,” “our” or “us”) is soliciting proxies to be used at the annual meeting of stockholders, to be held on Tuesday, May 1, 2012 at 10:00 a.m., local time, at our headquarters located at 2525 Dupont Drive, Irvine, California 92612, and at any continuation, adjournment or postponement thereof. Directions to attend the annual meeting can be found on our website at www.allergan.com. References to our website in this Proxy Statement are not intended to function as hyperlinks and the information contained on our website is not intended to be incorporated into this Proxy Statement.

As permitted by the Securities and Exchange Commission (“SEC”), Allergan is providing most stockholders with access to our proxy materials over the internet rather than in paper form. Accordingly, on or about March 21, 2012, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials over the internet to most of our stockholders. We will mail printed copies of the full set of proxy materials to the rest of our stockholders. If you receive the Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you follow the instructions contained on the Notice for requesting such materials. The Notice instructs you on how to access and review all of the important information contained in our Proxy Statement and our 2011 Annual Report to Stockholders over the internet. The Notice also instructs you on how to submit your proxy via the internet.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 1, 2012:

Our Proxy Statement and our 2011 Annual Report to Stockholders are Available at www.proxyvote.com. This website address contains the following documents: the Notice of the Annual Meeting, our Proxy Statement and our 2011 Annual Report to Stockholders. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote, Outstanding Shares

Record holders of our common stock as of March 8, 2012 may vote at the annual meeting. As of the record date, there were 304,714,456 shares of our common stock (exclusive of approximately 2,813,185 shares of common stock held in treasury) outstanding, each entitled to one vote. The shares of common stock held in our treasury will not be voted at the annual meeting. There were approximately 5,086 stockholders of record as of the record date.

How You Can Vote

You may vote by attending the annual meeting and voting in person or you may vote by submitting a proxy. If you are the record holder of your stock, you may vote by submitting your proxy via the internet, by telephone or through the mail.

To vote via the internet, follow the instructions on the Notice or go to the internet address stated on your proxy card. To vote by telephone, call the number on your proxy card. If you receive only the Notice, you may follow the procedures outlined in the Notice to vote via the internet or request a proxy card.

As an alternative to voting by telephone or via the internet, you may vote by mail. If you receive only the Notice, you may follow the procedures outlined in the Notice to request a paper proxy card to submit your vote by mail. If you receive a paper copy of the proxy materials and wish to vote by mail, simply mark your proxy card, date and sign it and return it in the postage-prepaid envelope. If you do not have the postage-prepaid envelope, please mail your completed proxy card to the following address: Allergan, Inc., c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

If you hold your shares of common stock in street name you will receive a notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions via the internet and may also permit you to submit your voting instructions by telephone. In addition, you may request paper copies of our Proxy Statement and proxy card by following the instructions on the notice provided by your broker, bank or other nominee.

The internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on April 30, 2012. Stockholders who submit a proxy via the internet should be aware that they may incur costs to access the internet, such as usage charges from telephone companies or internet service providers and that these costs must be borne by such stockholders. Stockholders who submit a proxy via the internet or by telephone need not return a proxy card or the form forwarded by your broker, bank or other nominee by mail.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the annual meeting. If you properly give your proxy and submit it to us in time to vote, the individuals named as your proxy holders will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted via the internet, by telephone and by mail) received before the polls are closed at the annual meeting, and not revoked or superseded, will be voted at the annual meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted by the proxy holders named in the enclosed proxy according to the recommendation of our board: “FOR” the election of all of the director nominees; “FOR” ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012; “FOR” approval of the compensation of our named executive officers; and “AGAINST” the stockholder proposal. In their discretion, the proxy holders named in the proxy are authorized to vote on any other matters that may properly come before the annual meeting and at any continuation, postponement or adjournment of the annual meeting. As of the date of this Proxy Statement, our board does not know of any other items of business that will be presented for consideration at the annual meeting other than those described in this Proxy Statement.

Voting in Person

If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the annual meeting, your vote in person at the annual meeting will not be effective unless you present a legal proxy, issued in your name from your broker, bank or other nominee. Even if you plan to attend the annual meeting, we encourage you to submit your proxy to vote your shares in advance of the annual meeting.

Stockholders who wish to attend the annual meeting will be required to present verification of ownership of our common stock, such as a bank or brokerage firm account statement and will be required to present a valid government-issued picture identification, such as a driver’s license or passport, to gain admittance to the annual meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting.

How You May Revoke or Change Your Vote

As a stockholder of record, you have the power to revoke your proxy at any time before it is voted. A proxy may be revoked by a stockholder of record by:

•	delivering a written notice of revocation to our Secretary at or before the annual meeting;

•	presenting to our Secretary, at or before the annual meeting, a later dated proxy executed by the person who executed the prior proxy;

•	submitting another proxy by telephone or via the internet (your latest telephone or internet voting instructions are followed); or

•	attending the annual meeting and voting in person.

Attendance at the annual meeting will not, by itself, revoke a proxy. Any written notice of revocation or delivery of a subsequent proxy by a stockholder of record may be sent to Allergan, Inc., Attn: Secretary, P.O. Box 19534, Irvine, CA 92623, or hand delivered to our Secretary at or before the voting at the annual meeting.

If you hold your shares through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. If you wish to vote in person, you must obtain a legal proxy issued to you by your broker, bank or other nominee.

Quorum and Required Vote

The inspector of elections appointed for the annual meeting will tabulate votes cast by proxy or in person at the annual meeting. The inspector of elections will also determine whether or not a quorum is present. In order to constitute a quorum for the conduct of business at the annual meeting, a majority of the outstanding shares of our common stock entitled to vote at the annual meeting must be present or represented by proxy at the annual meeting. Shares that abstain from voting on any proposal, or that are represented by broker non-votes (as discussed below), will be treated as shares that are present and entitled to vote at the annual meeting for purposes of determining whether a quorum exists.

A broker holding shares of record for you is not entitled to vote on certain matters unless the broker receives voting instructions from you. Uninstructed shares, or broker non-votes, result when shares are held by a broker who has not received instructions from the beneficial owner on such matters and the broker has so notified us on a proxy form in accordance with industry practice or has otherwise advised us that the broker lacks voting authority.

Election of Directors: Item No. 1. Our Amended and Restated Bylaws provide for a majority voting standard in the election of directors in uncontested elections, which are generally defined as elections in which the number of nominees does not exceed the number of directors to be elected at the meeting. In the election of directors, you may either vote “for,” “against” or “abstain.” Cumulative voting is not permitted. Under our majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A “majority of the votes cast” means that the number of votes cast “for” a director nominee exceeds the number of votes cast “against” the nominee. Abstentions and broker non-votes will not count as a vote “for” or “against” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast.

Our board has adopted a policy under which, in uncontested elections, an incumbent director nominee who does not receive the required votes for re-election is expected to tender his or her resignation to our board. The Corporate Governance and Compliance Committee, or another duly authorized committee of our board, will determine whether to accept or reject the tendered resignation generally within 90 days after certification of the election results. Allergan will publicly disclose the committee’s determination regarding the tendered resignation and the rationale behind the decision in a Current Report on Form 8-K filed with the SEC.

Ratification of Independent Registered Public Accounting Firm: Item No. 2. The approval of Item No. 2, ratifying the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012, requires the affirmative vote of a majority of shares present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions on Item No. 2 will have the same effect as a vote against Item No. 2. The approval of Item No. 2 is a routine proposal on which a broker or other nominee is generally empowered to vote in the absence of voting instructions from the beneficial owner, so broker non-votes are unlikely to result from this proposal.

Advisory Vote to Approve the Compensation of our Named Executive Officers: Item No. 3. The approval of Item No. 3, regarding the compensation of our named executive officers, requires the affirmative vote of a majority of shares present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as votes against this proposal. Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

Stockholder Proposal: Item No. 4. The approval of the non-binding stockholder proposal under Item No. 4, if properly presented at the annual meeting, requires the affirmative vote of a majority of the shares present at the annual meeting, in person or by proxy, and entitled to vote on the stockholder proposal. Abstentions will have the same effect as votes against the stockholder proposal and broker non-votes will have no effect on the result of the votes on the stockholder proposal. Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

Costs of Solicitation

The total cost of this solicitation, including preparing, printing and mailing this Proxy Statement, will be borne by us. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, by facsimile or in person. We have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee estimated to be approximately $25,000, plus the reimbursement of out-of-pocket expenses incurred on behalf of the Company. We will also reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them in sending proxy soliciting material to the beneficial owners of our common stock.

Stockholder List

A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose germane to the annual meeting during ordinary business hours at our corporate headquarters offices located at 2525 Dupont Drive, Irvine, CA 92612 for the ten days prior to the annual meeting, and also at the annual meeting.

Confidentiality

It is our policy that all proxies, ballots and voting materials that identify the particular vote of a stockholder be kept confidential, except in the following circumstances:

•	to allow the independent inspector of elections appointed for the annual meeting to certify the results of the vote;

•	as necessary to meet applicable legal requirements, including the pursuit or defense of a judicial action;

•

where we conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of the tabulation of such proxies, ballots or votes;

•	where a stockholder expressly requests disclosure or has made a written comment on a proxy card;

•

where contacting stockholders by us is necessary to obtain a quorum, the names of stockholders who have or have not voted (but not how they voted) may be disclosed to us by the independent inspector of elections appointed for the annual meeting;

•	aggregate vote totals may be disclosed to us from time to time and publicly announced at the meeting of stockholders at which they are relevant; and

•	in the event of any solicitation of proxies or written consents with respect to any of our securities by a person other than us of which solicitation we have actual notice.

Item No. 1

ELECTION OF DIRECTORS

Our board currently consists of ten members. At our annual meeting of stockholders held on May 3, 2011, our stockholders approved an amendment and restatement of our Amended and Restated Certificate of Incorporation, which among other amendments, eliminated the classification of our board. Accordingly, the current term of office of each of our directors shall expire at the 2012 annual meeting of stockholders and each of the ten directors is being nominated for a term expiring the date of our 2013 annual meeting of stockholders and until their successors are duly elected and qualified. Our board appoints directors to fill vacancies on our board, as they occur, as well as vacancies resulting from newly created directorships, in each instance upon the recommendation of the Corporate Governance and Compliance Committee. A director appointed to fill a vacancy shall serve a term that expires at the next annual meeting of stockholders.

Upon the recommendation of the Corporate Governance and Compliance Committee, our board has nominated each of the following ten persons to be elected to serve for a one-year term expiring at the annual meeting of stockholders in 2013. Each of the nominees for election currently serves as a director and has consented to serve for a new term. Each nominated director was elected by our stockholders to his or her present term of office.

Nominee	Position with Us	Audit and Finance	Corporate Governance and Compliance	Organization and Compensation	Science & Technology
David E.I. Pyott	Chairman of the Board,
President and Chief
Executive Officer
Herbert W. Boyer, Ph.D.	Vice Chairman of the Board		M		M
Deborah Dunsire, M.D.	Director		M		M
Michael R. Gallagher	Director	M		C
Dawn Hudson	Director	M		M
Robert A. Ingram	Director		C	M
Trevor M. Jones, Ph.D.	Director		M		M
Louis J. Lavigne, Jr.	Director	M			M
Russell T. Ray	Director	C		M
Stephen J. Ryan, M.D.	Director	M			C

“C” indicates Chair and “M” indicates Member of the respective committee.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE TEN NAMED DIRECTOR NOMINEES.

Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the shares of our common stock represented by the proxies will be voted for such other person or persons as may be designated by our board, unless our board reduces the number of directors accordingly. As of the date of this Proxy Statement, our board is not aware of any nominee who is unable or will decline to serve as a director.

Information About Director Nominees

Set forth below are descriptions of the backgrounds of each nominee and their principal occupations for at least the past five years and their public-company directorships as of the record date as well as those held during the past five years. There are no relationships among any of our directors or among any of our directors and executive officers.

DAVID E.I. PYOTT, 58, has been our Chief Executive Officer since January 1998 and in 2001 became Chairman of the Board. Mr. Pyott also served as our President from January 1998 until February 2006, and again beginning March 2011. As Chief Executive Officer, Mr. Pyott refocused our strategy on specialty pharmaceuticals, biotechnology and medical devices and has grown our franchises in ophthalmology, neurosciences, medical dermatology, medical aesthetics, urology, obesity intervention and other specialty markets. Previously, Mr. Pyott served as head of the Nutrition Division and a member of the Executive Committee of Novartis AG, a publicly-traded company focused on the research and development of products to protect and improve health and well-being, from 1995 until December 1997. From 1992 to 1995, Mr. Pyott was President and Chief Executive Officer of Sandoz Nutrition Corp., Minneapolis, Minnesota, a predecessor to Novartis AG, and General Manager of Sandoz Nutrition, Barcelona, Spain, from 1990 to 1992. Prior to that, Mr. Pyott held various positions within the Sandoz Nutrition group from 1980.

Mr. Pyott is also the lead independent director of the board of Avery Dennison Corporation, a publicly-traded company focused on pressure-sensitive technology and self-adhesive solutions where he serves on its Compensation and Executive Personnel Committee and Governance and Social Responsibility Committee, and a member of the board of directors of Edwards Lifesciences Corporation, a publicly-traded company focused on products and technologies to treat advanced cardiovascular diseases, where he serves on its Audit and Public Policy Committee. Mr. Pyott is a former member of the board for Pacific LifeCorp and Pacific Mutual Holding Company, the parent companies of Pacific Life Insurance Company. Mr. Pyott is a member of the Directors’ Board of The Paul Merage School of Business at the University of California, Irvine. Mr. Pyott serves on the board and Executive Committee of the Biotechnology Industry Organization and in the same capacity at the California Healthcare Institute. Mr. Pyott also serves as a member of the board of the Pan-American Ophthalmological Foundation, the International Council of Ophthalmology Foundation and as a member of the Advisory Board for the Foundation of The American Academy of Ophthalmology. Mr. Pyott also serves as Vice Chairman of the Board of Trustees of Chapman University.

Mr. Pyott’s in-depth knowledge of our operations and the markets and industries in which we compete, combined with his entrepreneurial leadership experience in the healthcare industry, position him well to serve as our Chairman and Chief Executive Officer and provide a critical link between management and our board, enabling our board to provide its oversight function with the benefit of management’s perspective of the business. For these reasons, and given Mr. Pyott’s substantial public company governance experience from serving on the boards of several large public companies, our board has concluded that Mr. Pyott should serve as one of our directors.

HERBERT W. BOYER, PH.D., 75, is a founder of Genentech, Inc., a publicly-traded biotechnology company, and was a director of Genentech from 1976 to 2009 when Genentech was acquired by the Roche Group. He served as Vice President of Genentech from 1976 through his retirement in 1991. Dr. Boyer, a Professor of Biochemistry at the University of California at San Francisco from 1976 to 1991, demonstrated the usefulness of recombinant DNA technology to produce medicines economically, which laid the groundwork for Genentech’s development.

In 2007, Dr. Boyer was awarded the Perkin Medal by the Society of Chemical Industry for his contributions to recombinant DNA technology. Dr. Boyer received the 1993 Helmut Horten Research Award for his research in the use of gene technology in medicine. He also received the National Medal of Science from President George H. W. Bush in 1990, the National Medal of Technology in 1989 and the Albert Lasker Basic Medical Research Award in 1980 for his development of recombinant DNA technology. He is an elected member of the National Academy of Sciences, a Fellow in the American Academy of Arts & Sciences and a former Trustee of The Scripps Research Institute. Dr. Boyer was elected Vice Chairman of the Board in 2001, served as Chairman of the Board from 1998 to 2001, and has been a board member since 1994. Dr. Boyer is a member of the Corporate Governance and Compliance Committee and the Science & Technology Committee.

As a founder of Genentech and having served as Vice President of Genentech and a Professor of Biochemistry at the University of California at San Francisco, Dr. Boyer brings to our board extensive scientific knowledge in biotechnology and over 31 years of business management experience. With over 16 years of service on our board, including as Vice Chairman and Chairman of our board, Dr. Boyer has a deep understanding of our operations, products and industry, and provides invaluable insights to our board. For these reasons, our board has concluded that Dr. Boyer should serve as one of our directors and as lead independent director.

DEBORAH DUNSIRE, M.D., 49, has served as President and Chief Executive Officer of Millennium Pharmaceuticals, Inc., The Takeda Oncology Company, focused on discovering, developing and commercializing medicines to improve the lives of patients with cancer, since July 2005. Since the acquisition of Millennium by Takeda Pharmaceuticals Company Limited of Osaka, Japan, Dr. Dunsire has served on the Management Committee for Takeda. Prior to joining Millennium Pharmaceuticals, Dr. Dunsire was Senior Vice President, Head of North American Oncology Operations from July 2000 to July 2005, and Vice President, Oncology Business Unit from August 1996 to June 2000, of Novartis AG, a publicly-traded company focused on the research and development of products to protect and improve health and well-being. At Novartis, she helped increase the North American oncology revenues to over $2.1 billion from approximately $50 million in 10 years. From April 1988 to August 1996, Dr. Dunsire held various positions with Sandoz Laboratories, a pharmaceutical company, in the areas of product management, scientific development and clinical research.

Dr. Dunsire is a member of the board of the Biotechnology Industry Organization and numerous nonprofit organizations, such as Gabrielle’s Angels Foundation for Cancer Research, CancerCare, the Museum of Science, Boston, and the Massachusetts General Hospital Research Advisory Council. Dr. Dunsire was the 2001 recipient of the American Cancer Society’s Excalibur Award and was the 2009 recipient of The Healthcare Businesswomen’s Association’s “Woman of The Year.” Dr. Dunsire is a graduate of the medical school of the University of the Witwatersrand, South Africa. Dr. Dunsire was appointed to our board in December 2006 and is a member of the Corporate Governance and Compliance Committee and the Science & Technology Committee.

Dr. Dunsire brings to our board considerable pharmaceutical management and operations experience. Dr. Dunsire also brings to our board valuable insights as both a clinical researcher and a physician. Our board has concluded that, with over 21 years of leadership experience in the scientific, clinical, operational and commercial aspects of the biological/pharmaceutical business, including as President and Chief Executive Officer of Millennium Pharmaceuticals, Inc. and the head of the Novartis North American oncology operations, Dr. Dunsire should serve as one of our directors.

MICHAEL R. GALLAGHER, 66, was Chief Executive Officer and a Director of Playtex Products, Inc., a publicly-traded personal care and consumer products manufacturer, from July 1995 through his retirement in December 2004. Prior to that, Mr. Gallagher was Chief Executive Officer of North America for Reckitt & Colman plc, a consumer products company based in London. Mr. Gallagher was President and Chief Executive Officer of Eastman Kodak’s subsidiary L&F Products, a cleaning products company, from 1988 until the subsidiary was sold to Reckitt & Colman plc in 1994. Mr. Gallagher held various executive positions with the Lehn & Fink Products group of Sterling Drug, maker of Lysol® and other household cleaning products, from 1984 until its sale to Eastman Kodak in 1988. Mr. Gallagher held various general management and brand management positions with The Clorox Company and The Procter & Gamble Company.

Mr. Gallagher is the Chairman of the Board of Advisors of the Haas School of Business, University of California, Berkeley. Mr. Gallagher was elected to our board in 1998, is Chairman of the Organization and Compensation Committee and is a member of the Audit and Finance Committee.

Our board has concluded that, with more than three decades of experience in key leadership roles at public and private personal care and consumer products companies, including as the former Chief Executive Officer of Playtex Products, Mr. Gallagher provides our board with a wealth of business and management experience, as well as invaluable broad-based personal care and consumer products experience and should serve as one of our directors.

DAWN HUDSON, 54, has served as Vice Chairman of The Parthenon Group, an advisory firm focused on strategy consulting, since March 2009. Prior to that, Ms. Hudson served as President and Chief Executive Officer of Pepsi-Cola North America (“PCNA”), the multi-billion dollar refreshment beverage unit of PepsiCo, Inc. in the United States and Canada from March 2005 until November 2007. From May 2002 through March 2005, Ms. Hudson served as President of PCNA. In addition, Ms. Hudson served as Chief Executive Officer of PCNA and concurrently of the PepsiCo Foodservice Division from March 2005 to November 2007. Prior to joining PepsiCo, Ms. Hudson was Managing Director at D’Arcy Masius Benton & Bowles, a leading advertising agency based in New York.

In 2006 and 2007, Ms. Hudson was named among Fortune Magazine’s “50 Most Powerful Women in Business” and the Forbes “100 Most Powerful Women” globally. In 2002, she received the honor of “Advertising Woman of the Year” by Advertising Women of New York. Ms. Hudson was also inducted into the American Advertising Federation’s Advertising Hall of Achievement, and has been featured twice in Advertising Age’s “Top 50 Marketers.” Ms. Hudson is a director of Lowe’s Companies, Inc., a publicly-traded nationwide chain of home improvement superstores, where she serves on the Compensation Committee and the Governance Committee, P.F. Chang’s China Bistro, Inc., a publicly-traded national Asian dining restaurant chain, where she serves on the Compensation and Executive Development Committee and the Nominating and Corporate Governance Committee, and Interpublic Group of Companies, a publicly-traded company, one of the world’s leading organizations of advertising agencies and marketing services companies. Ms. Hudson was appointed to our board effective January 2008 and is a member of the Audit and Finance Committee and the Organization and Compensation Committee.

Having served in key leadership roles at PepsiCo and previously as a Managing Director of a leading advertising agency, Ms. Hudson contributes considerable management experience to our board as well as valuable expertise and insights in consumer brand management, business strategy and marketing. In addition, by serving on the boards of several large public companies, Ms. Hudson also brings to our board considerable public company governance experience. For these reasons, our board has concluded that Mr. Hudson should serve as one of our directors.

ROBERT A. INGRAM, 69, has served as a General Partner of Hatteras Venture Partners, a venture capital firm focused on early stage life science companies, since January 2010. Mr. Ingram also serves as a strategic advisor to the Chief Executive Officer of GlaxoSmithKline plc, a publicly-traded pharmaceutical company, effective January 2010. Mr. Ingram has previously served as Vice Chairman Pharmaceuticals at GlaxoSmithKline plc since January 2003, as well as Chief Operating Officer and President of Pharmaceutical Operations of GlaxoSmithKline from January 2001 through his retirement in January 2003. Prior to that, he was Chief Executive Officer of Glaxo Wellcome plc from October 1997 to December 2000 and Chairman of Glaxo Wellcome Inc., Glaxo Wellcome plc’s United States subsidiary, from January 1999 to December 2000. As Chief Executive Officer of Glaxo Wellcome plc, Mr. Ingram co-led the merger and integration that formed GlaxoSmithKline plc.

Mr. Ingram is also Chairman of the Board of Elan Pharmaceuticals, a publicly-traded specialty neuroscience-based biotechnology company focusing on neurodegenerative diseases, such as Alzheimer’s disease, Parkinson’s disease, and autoimmune diseases, including multiple sclerosis and Crohn’s disease. He is a director of Edwards Lifesciences Corporation, a publicly-traded company focused on products and technologies to treat advanced cardiovascular disease, where he serves on the Compensation and Governance Committee. He serves as lead director of Valeant Pharmaceuticals International, a publicly-traded specialty pharmaceutical company focused on neurology, dermatology and infectious disease, where he serves on the Talent and Compensation Committee and the Corporate Governance/Nominating Committee, and Cree, Inc., a publicly-traded manufacturer of innovative semiconductors related to LED lighting, power and communications products, where he serves on the Compensation Committee and Chairs the Governance and Nominations Committee. Mr. Ingram is a former Chairman of the Board of OSI Pharmaceuticals, Inc., Valeant Pharmaceuticals International, and a former director of Lowe’s Companies, Inc., Pharmaceutical Product Development, Inc., Nortel Networks, Wachovia Corporation, and Misys plc. Mr. Ingram is also involved with many nonprofit organizations, including as a founding director of the CEO Roundtable on Cancer. Mr. Ingram was appointed to our board in January 2005, is the Chairman of the Corporate Governance and Compliance Committee and is a member of the Organization and Compensation Committee.

Mr. Ingram has more than a decade of management experience in key leadership roles at GlaxoSmithKline plc and its predecessor company. He brings to our board a wealth of executive knowledge and experience in the pharmaceutical and medical device industry, including in-depth knowledge and understanding of its regulatory environment and governmental processes. Serving on the boards of several large public companies, Mr. Ingram also brings to our board substantial public company governance experience. For these reasons, our board has concluded that Mr. Ingram should serve as one of our directors.

TREVOR M. JONES, PH.D., 69, served as the Director General of the Association of the British Pharmaceutical Industry, an association representing the interests of approximately 75 British and international pharmaceutical companies, from 1994 through his retirement in August 2004. From 1987 to 1994, Prof. Jones was a director at Wellcome plc, a major healthcare business that merged with GlaxoSmithKline plc, where he was responsible for all research and development activities. At Wellcome, Prof. Jones led the successful development of numerous pharmaceutical compounds, as well as a number of over-the-counter medicines. Prof. Jones received his bachelor of pharmacy degree and Ph.D. from the University of London and is currently a visiting professor at King’s College London. He has also gained an honorary doctorate from the University of Athens as well as honorary doctorates in science from the Universities of Strathclyde, Nottingham, Bath and Bradford in the United Kingdom. Prof. Jones was recognized in the Queen’s Honors List and holds the title of Commander of the British Empire. He is also a fellow of the Royal Society of Chemistry, a fellow of the Royal Society of Medicine, a fellow of the Royal Pharmaceutical Society, an honorary fellow of the Royal College of Physicians and of its Faculty of Pharmaceutical Medicine and an honorary fellow of the British Pharmacological Society.

Prof. Jones is a board member of ReNeuron Group plc, a UK-based adult stem cell research and development company, Synexus Ltd., a clinical study recruitment and management specialist organization, Merlin Biosciences’ Fund II, a specialized venture fund focused on life sciences companies, Sigma-Tau Finanziaria S.p.A., an Italian pharmaceutical company, Sigma-Tau Pharmaceuticals Inc., a pharmaceutical company focused on medicines for rare disorders, Verona Pharma plc, a public biotechnology company dedicated to research in respiratory diseases, and SciClone Pharmaceuticals, Inc., a public specialty pharmaceutical company focused on cancer and infectious diseases. Prof. Jones is a founder of the Geneva-based public-private partnership, Medicines for Malaria Venture and a founder and board member of the UK Stem Cell Foundation. Prof. Jones is a former Chairman of the boards of ReNeuron Group plc and Synexus Ltd. Prof. Jones is also a former member of the boards of NextPharma Technologies Holdings Ltd., Sigma-Tau Industrie Farmaceutiche Riunite S.p.A and Tecnogen S.p.A. Prof. Jones was appointed to our board in July 2004 and is a member of the Corporate Governance and Compliance Committee and the Science & Technology Committee.

With over 41 years of experience in research and development, and experience in the European and global pharmaceutical industry, Prof. Jones brings to our board valuable insights in the area of global pharmaceutical management and operations, as well as drug development. Serving as a member of the UK Government Regulatory Agency-The Medicines Commission, a member of the Prime Minister’s Task Force on the Competitiveness of the Pharmaceutical Industry, and as Chair of the Government Advisory Group on Genetics Research, Prof. Jones brings to our board in-depth government relations experience. For these reasons, our board has concluded that Prof. Jones should serve as one of our directors.

LOUIS J. LAVIGNE, JR., 63, has served as a management consultant in the areas of corporate finance, accounting and strategy since March 2005. Prior to these consulting activities, Mr. Lavigne served as Executive Vice President and Chief Financial Officer of Genentech, Inc., a publicly-traded biotechnology company, from March 1997 through his retirement in March 2005. Mr. Lavigne joined Genentech in July 1982, was named controller in 1983 and, in that position, built Genentech’s operating financial functions. In 1986, he was promoted to Vice President and assumed the position of Chief Financial Officer in September of 1988. Mr. Lavigne was named Senior Vice President in 1994 and was promoted to Executive Vice President in 1997. Prior to joining Genentech, he held various financial management positions with Pennwalt Corporation, a pharmaceutical and chemical company.

Mr. Lavigne serves on the board of BMC Software, Inc., a publicly-traded provider of enterprise management software and is Chairman of its Audit Committee, and Accuray Incorporated, a publicly-traded company specialized in the design, development and sale of the CyberKnife System, an image-guided robotic radiosurgery system used for the treatment of solid tumors, where he serves as Chairman of the Board and its Organization and Compensation Committee. Mr. Lavigne also serves on the board of SafeNet Inc., a privately-held computer security company, where he serves as Chairman of its Audit Committee. Mr. Lavigne is a trustee of Children’s Hospital Oakland, where he serves as a member of its Finance Committee. Mr. Lavigne is a faculty member of the Babson College Executive Education’s Bio-Pharma: Mastering the Business of Science program. Mr. Lavigne is also a trustee of Babson College and Babson Global, the California Institute of Technology and the Seven Hills School. Mr. Lavigne is a former member of the board and Chairman of the Audit Committees of

Arena Pharmaceuticals, Equinix, Inc. and Kyphon, Inc. Mr. Lavigne was appointed to our board in July 2005 and is a member of the Audit and Finance Committee and the Science & Technology Committee.

As the former Executive Vice President and Chief Financial Officer of Genentech, where Mr. Lavigne was a member of Genentech’s Executive Committee and was responsible for Genentech’s financial, corporate relations and information technology functions, Mr. Lavigne brings to our board a wealth of management, business operations, finance and accounting and business strategy experience in the biotechnology and pharmaceutical industries, which has led our board to conclude that Mr. Lavigne should serve as one of our directors. Serving on the boards of several large public companies and as a member of the West Audit Committee Chair Networks, Mr. Lavigne also brings to our board substantial public company governance experience. Given his expertise in finance and accounting, Mr. Lavigne has been determined to be an “audit committee financial expert” by our board.

RUSSELL T. RAY, 64, has served as a Partner of HLM Venture Partners, a private equity firm that provides venture capital to health care information technology, health care services and medical technology companies, since September 2003. Mr. Ray was founder, Managing Director and President of Chesapeake Strategic Advisors, a firm specializing in providing advisory services to health care and life sciences companies, from April 2002 to August 2003. From June 1999 to March 2002, Mr. Ray was Managing Director and Global Co-Head of the Credit Suisse First Boston Health Care Investment Banking Group, where he focused on providing strategic and financial advice to life sciences, health care services and medical device companies. Prior to joining Credit Suisse First Boston, Mr. Ray spent 12 years at Deutsche Bank, and its predecessor entities BT Alex. Brown and Alex. Brown & Sons, Inc., most recently as Global Head of Health Care Investment Banking.

During Mr. Ray’s investment banking career he successfully completed over 175 acquisitions and financing transactions for health care companies in the United States, Europe and Israel. Mr. Ray is a Director of InfoMedics, Inc., a closely-held healthcare information technology company, Prism Education Group, Inc., a closely-held post secondary career education company and SW/P Media, Inc., a closely-held distributor of digital content. Mr. Ray served as a director of Socios Mayores en Salud from February 2010 through February 2011 when the company was acquired. Mr. Ray is also a director of the Midwest Peregrine Society. Mr. Ray was elected to our board in April 2003, is Chairman of the Audit and Finance Committee and is a member of the Organization and Compensation Committee.

Mr. Ray is a leading expert with extensive knowledge and experience in the banking and health care industries. He contributes to our board over 30 years of business strategy, finance and investment banking experience for life sciences, health care services and medical device companies. For these reasons, our board has concluded that Mr. Ray should serve as one of our directors. Given his expertise in finance and accounting, Mr. Ray has been determined to be an “audit committee financial expert” by our board.

STEPHEN J. RYAN, M.D., 71, has served as President of the Doheny Eye Institute since 1987 and as the Grace and Emery Beardsley Professor of Ophthalmology at the Keck School of Medicine of the University of Southern California since 1974, where he specializes in diabetic retinopathy, macular degeneration, ocular trauma and vitreoretinal surgery. Dr. Ryan continues to maintain a clinical practice with an emphasis on retina and macular disease and ocular trauma. Dr. Ryan was Dean of the Keck School of Medicine and Senior Vice President for Medical Care of the University of Southern California from 1991 through June 2004.

Dr. Ryan is a Member of the Institute of Medicine of the National Academy of Sciences and is a member and past president of numerous ophthalmologic organizations such as the Association of University Professors of Ophthalmology. Dr. Ryan is the founding President of the National Alliance for Eye and Vision Research. Dr. Ryan is also a member and director of the W.M. Keck Foundation and is a member of the Arnold and Mabel Beckman Foundation. Dr. Ryan was appointed to our board in September 2002, is Chairman of the Science & Technology Committee and is a member of the Audit and Finance Committee.

Our board has concluded that Dr. Ryan should serve as one of our directors because he provides our board with wide-ranging expertise in ophthalmology and is an internationally recognized expert in the field of retinal diseases and ocular trauma, providing congressional testimony on numerous occasions in support of the National Institutes of Health and the National Eye Institute. Dr. Ryan’s experience as a leading ophthalmologist brings new breadth and depth of experience in the area of ophthalmology to our board.

Item No. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee of our board is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Audit and Finance Committee has selected Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by our stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since June 24, 2005.

Although ratification by our stockholders is not a prerequisite to the Audit and Finance Committee’s ability to select Ernst & Young LLP as our independent registered public accounting firm, the Audit and Finance Committee believes such ratification is advisable and in the best interests of our stockholders. Accordingly, stockholders are being requested to ratify, confirm and approve the selection of Ernst & Young LLP as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements and our internal controls over financial reporting for fiscal year 2012. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of our independent registered public accounting firm will be reconsidered by the Audit and Finance Committee; provided, however, the Audit and Finance Committee may select Ernst & Young LLP notwithstanding the failure of our stockholders to ratify its selection. If the appointment of Ernst & Young LLP is ratified, the Audit and Finance Committee will continue to conduct an ongoing review of Ernst & Young LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace Ernst & Young LLP at any time.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2012.

Audit Matters

Independent Registered Public Accounting Firm’s Fees

Aggregate fees billed to us for the fiscal years ended December 31, 2011 and December 31, 2010 by our independent registered public accounting firm, Ernst & Young LLP, are as follows:

Type of Fees	2011	2010
Audit Fees(1)	$4,890,651	$4,597,961
Audit-Related Fees(2)	60,244	259,900
Tax Fees(3)	140,665	569,385
All Other Fees (4)	610,000	0

Total	5,701,560	$5,427,246

(1)	Represents the aggregate fees billed to us by Ernst & Young LLP for professional services rendered for the audit of our annual consolidated financial statements and our internal controls over financial reporting, for the reviews of our consolidated financial statements included in our Form 10-Q filings for each fiscal quarter, for statutory audits of our international operations and the preparation of comfort letters and consents with respect to registration statements.

(2)	Represents the aggregate fees billed to us by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit and review of our consolidated financial statements that are not already reported in Audit Fees. These services include accounting consultations and attestation services that are not required by statute.

(3)	Represents the aggregate fees billed to us by Ernst & Young LLP for professional services relating to tax compliance, tax advice and expatriate tax services.

(4)	Represents the aggregate fees billed to us by Ernst & Young LLP for professional services relating to procedures performed in the role of an independent review organization as required by our Corporate Integrity Agreement.

Independent Registered Public Accounting Firm’s Independence and Attendance at the Annual Meeting

The Audit and Finance Committee has considered whether the provision of the above noted services by Ernst & Young LLP is compatible with maintaining the independent registered public accounting firm’s independence and has determined that the provision of such services by Ernst & Young LLP has not adversely affected the independent registered public accounting firm’s independence.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they so request, and will be available to respond to appropriate questions.

Policy on Audit and Finance Committee Pre-Approval

As part of its required duties, the Audit and Finance Committee pre-approves audit and non-audit services performed by our independent registered public accounting firm to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. In February 2007, the Audit and Finance Committee adopted a revised policy for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally provides that services are to be pre-approved, up to specified amounts, in the defined categories of audit services, audit-related services, tax services and other related services, and sets requirements for specific case-by-case pre-approval of discrete projects that are not otherwise pre-approved or for services over the pre-approved amounts. Pre-approval may be given as part of the Audit and Finance Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The pre-approval of services may be delegated to one or more of the Audit and Finance Committee’s members, but the decision must be presented to the full Audit and Finance Committee at its next scheduled meeting. The policy prohibits retention of the independent registered public accounting firm to perform the prohibited non-audit functions defined in Section 201 of the Sarbanes-Oxley Act of 2002 or the rules of the SEC and also considers whether proposed services are compatible with the independence of the independent registered public accounting firm. All services provided by our independent registered public accounting firm in 2011 were pre-approved in accordance with the Audit and Finance Committee’s pre-approval requirements.

Item No. 3

ADVISORY VOTE TO APPROVE THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

(“SAY-ON-PAY VOTE”)

Summary

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of our Chief Executive Officer, Chief Financial Officer, and our other three highest paid executive officers), as such compensation is described in the “Compensation Disclosure” section of this Proxy Statement, beginning on page 32. In 2011, our stockholders approved the compensation of our named executive officers with a 96.3% approval rating. The following is a summary of some of the key points of our 2012 executive compensation program. We urge our stockholders to review the “Compensation Disclosure – Compensation Discussion and Analysis” section of this Proxy Statement on page 32.

2011 Company Financial Performance and Total Stockholder Return. Our trend of exceptional financial and operating results continued during 2011:

•	Adjusted diluted earnings per share increased 15.5% to $3.65.

•	Annual sales revenues increased 10.9% to $5,347.1 million.

•	Research and development reinvestment was 16.9% of sales revenue, or $902.8 million.

•

Our total stockholder return (stock price appreciation plus dividends) (“TSR”) for the one-, three- and five-year periods ending in 2011 was 28.1%, 30.0% and 8.3%, respectively, which exceeded that of the 75th percentile of our peers, in each case.

We emphasize pay-for-performance and tie a significant amount of our named executive officers’ pay to our performance. Consistent with our performance-based compensation philosophy, approximately 85% of our named executive officers’ potential compensation for 2011 was based on performance- and equity-based programs. The performance goals under our bonus program are key drivers of performance in our business, in order to ensure quality earnings per share while continuing to reinvest in the long-term growth of our business through R&D.

We believe that our compensation programs are strongly aligned with the long-term interests of our stockholders. We believe that equity awards coupled with our stock ownership guidelines serve to align the interests of our executives with those of our long-term stockholders by encouraging long-term performance. As such, equity awards are a key component of our executive compensation program. In 2011, equity awards, mainly in the form of stock options, represented approximately 71% of our named executive officers’ aggregate cash and equity compensation. Stock options closely align the interests of our executives with those of our stockholders because our executives will only realize a return on the option if our stock price increases over the term of the option. In addition, awards of stock options align with our growth strategy and provide significant leverage if our growth objectives are achieved; they also place a significant portion of compensation at risk if our objectives are not achieved and provide no guaranteed value.

We provide competitive pay opportunities that reflect best practices. The Organization and Compensation Committee (the “Compensation Committee”) of our board consistently reviews our executive compensation program to ensure that it not only provides competitive pay opportunities, but also reflects best practices. Our named executive officers’ total direct compensation for 2011 is between the median and the 75th percentile of our peer group and the market composite, which consists of a 50/50 blend of peer group and pharmaceutical industry published survey data.

We are committed to having strong governance standards with respect to our compensation program, procedures and practices. As part of its commitment to strong corporate governance and best practices, our Compensation Committee has retained an external compensation consultant and has incorporated compensation analytical tools such as market data, tally sheets, compensation history for each executive and walk-away analysis as part of its annual executive compensation review. In addition, our Compensation Committee has implemented claw-back provisions, stock ownership guidelines, prohibitions on short selling and trading derivative company securities, equity compensation grant procedures and an annual process to assess the risks related to our company-wide compensation programs.

Board Recommendation

Our board believes that the information provided above and within the “Compensation Disclosure” section of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests and support long-term value creation.

The board has approved holding a “say-on-pay” advisory vote every year. In accordance with this policy and Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the annual meeting:

RESOLVED, that the stockholders of Allergan approve, on an advisory basis, the compensation of Allergan’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, Compensation Committee or our board. Although non-binding, the board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Unless the board modifies its policy on the frequency of future “say-on-pay” advisory votes, the next “say-on-pay” advisory vote will be held at the 2013 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION SET FORTH IN THIS PROXY STATEMENT.

Item No. 4

STOCKHOLDER PROPOSAL

A stockholder has informed the Company that he intends to present the non-binding proposal set forth below at the annual meeting. If the stockholder (or a qualified representative) is present at the annual meeting and properly submits the proposal for a vote, then the stockholder proposal will be voted upon at the annual meeting.

In accordance with the federal securities laws, the stockholder proposal and supporting statement is presented below as submitted by the stockholder and is quoted verbatim and is in italics. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including websites and other sources referenced in the supporting statement. The stock holdings of the proponent will be provided upon request to the Secretary of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSAL FOR THE REASONS STATED IN THE BOARD’S RESPONSE, WHICH FOLLOWS THE STOCKHOLDER PROPOSAL.

Stockholder Proposal

Mr. John Chevedden with an address of 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, has notified the Company that he intends to submit the following proposal at the annual meeting:

Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage permitted by law above 10%) the power to call a special shareowner meeting.

This includes that such bylaw and/or charter text will not have any exclusionary or prohibitive language in regard to calling a special meeting that apply only to shareowners but not to management and/or the board (to the fullest extent permitted by law).

Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting. This proposal does not impact our board’s current power to call a special meeting.

This proposal topic won more than 60% support at CVS, Sprint and Safeway.

The merit of this Special Shareowner Meeting proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance status in order to more fully realize our company’s potential:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, said our company had ongoing executive pay issues. Our CEO’s base salary far exceeded the limit for Section 162(m) deductibility. Base salary is the building block for the amount of executive incentive pay. Long-term incentive pay consisted primarily of market-priced stock options that simply vest upon the passage of time.

Our CEO received 422,000 options with a grant date value of $8 million. To be effective, the equity given for long-term incentives should include performance-vesting features. Moreover, our market-priced stock options can provide rewards due to a rising market alone, regardless of executive performance.

Our Chairman David Pyott was a director on three boards — overextension concern. Robert Ingram, who received our highest negatives votes and even chaired our Nomination Committee, was a director at five boards

— another over-extension concern. Pyott and Ingram served together on the Edwards Lifesciences board. Dawn Hudson was on 4 boards and was further extended by being on two of our key board committees.

At the other extreme — our board was the only significant directorship for five directors. This could indicate a significant lack of current transferable director experience for half of our directors. Herbert Boyer, 74 had 17-years long-tenure — independence concern.

We had no shareholder right to act by written consent or to call a special meeting, no cumulative voting, no independent Board Chairman, no Lead Director and no shareholder opportunity to fill board vacancies.

Adopting this proposal would be a strong statement that our company is committed to a step forward in good corporate governance.

Please encourage our board to respond positively to this proposal to initiate improved corporate governance and financial performance: Special Shareowner Meetings — Yes on 4.

BOARD OF DIRECTORS’ RESPONSE TO ITEM 4

The Board Recommends a Vote “AGAINST” the Stockholder Proposal for the following reasons:

The board believes that it is not in the best interests of all stockholders or the Company to enable holders of only 10% of the Company’s outstanding common stock to have an unlimited ability to call a special meeting of stockholders for any purpose at any time. The proposal would permit a small group of minority stockholders to use the extraordinary measure of calling a special meeting to serve their narrow self-interest at the expense of the majority of our stockholders and the Company. For example, event-driven hedge funds or other activists may pursue a special meeting with the goal of being disruptive to the Company’s business or to propose issues that facilitate their own short-term focused exit strategies. This could place substantial burdens on the rest of stockholders, who will need to devote considerable time and resources to evaluate the matters to be addressed at the special meeting and potentially protect their investment from the narrow self interests of a group of minority stockholders.

The power to call a special meeting has historically been a tool for acquirers in the hostile merger and acquisition context. Potential acquirers seeking to take over the Company for an inadequate price could use a special meeting to increase their negotiating leverage or to avoid negotiating at all with the board, which has the legal duty to protect the interests of all stockholders. This concern is heightened when certain hedge funds and others who may have a perspective substantially different from a majority of the stockholders could also borrow shares from other stockholders for the sole purpose of meeting the required threshold necessary to call a special meeting.

A special meeting also imposes significant burdens on the Company and should generally occur only when either fiduciary obligations or strategic concerns require that matters be addressed expeditiously. Giving holders of as little as 10% of our outstanding common stock the unlimited power to call a special meeting opens the door to potential abuse and waste of corporate resources. Preparing and conducting a special meeting could distract the board and management from their focus of maximizing long-term financial returns. Moreover, convening a special meeting is an expensive and time-consuming event because of the costs associated with preparing required disclosure documents, printing and mailing costs and the time commitment required of our board and senior management to prepare for and conduct the meeting.

The board believes that our existing mechanism for calling a special meeting is appropriate. Consistent with the General Corporation Law of the State of Delaware, our Amended and Restated Certificate of Incorporation provides that a special meeting may be called at any time by our board, the Chairman of the Board or the Chief Executive Officer. This provision allows the highly qualified and experienced board to listen to and consider the interests of all of the stockholders and enables the directors to exercise their seasoned business judgment, consistent with their fiduciary obligations to all stockholders, in determining when it is in the best interest of all stockholders to convene a special meeting. This mechanism effectively safeguards the broader interests of all stockholders and the Company.

The Company maintains open lines of communication with large and small stockholders, financial analysts and stockholder advisory services regarding important issues relating to the Company’s business and governance. Stockholders are currently able to communicate directly with the board and can use the Company’s annual meeting of stockholders to communicate their concerns to other stockholders, board and management, including through the submission of stockholder proposals. For extraordinary matters that cannot wait until the next annual meeting, the board, the Chairman of the Board or the Chief Executive Officer, who are bound by fiduciary duties to act in the best interest of all stockholders, may also call a special meeting.

The Company’s existing corporate governance mechanisms and its open lines of communication with stockholders ensure accountability to all stockholders while enabling the board to protect the company from hostile or abusive tactics, consistent with their fiduciary duties to all Company stockholders. Over the past few years, the Company has proactively amended its corporate governance structure in an effort to be responsive to its stockholders, including allowing its rights plan to expire, declassifying its board, eliminating all supermajority voting standards from its Amended and Restated Certificate of Incorporation, and instituting a majority vote standard for the election of directors. Accordingly, the board does not believe that approval of the Stockholder Proposal is necessary or advisable.

THE BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTERESTS OF ALL STOCKHOLDERS OR THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSAL.

CORPORATE GOVERNANCE

Director Independence

Our Amended and Restated Bylaws and our Board of Directors Guidelines on Significant Corporate Governance Issues require that a majority of our directors meet the criteria for independence set forth under applicable securities laws, including the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable rules and regulations of the SEC and applicable rules and regulations of the New York Stock Exchange (the “NYSE”). The NYSE Listed Company Manual and corresponding listing standards provide that, in order to be considered independent, our board must determine that a director has no material relationship with us other than as a director. Our board has reviewed the relationships between us, including our subsidiaries or affiliates, and each board member (and each such director’s immediate family members).

Based on its review, our board has affirmatively determined that none of Drs. Boyer, Dunsire or Ryan, Prof. Jones, Messrs. Gallagher, Ingram, Lavigne or Ray or Ms. Hudson currently have any material relationship with us other than as a director and each is “independent” within the foregoing independence standards. In addition, the board previously determined that Messrs. Gavin S. Herbert and Leonard D. Schaeffer, each of whom retired from our board in May 2011, were independent. Mr. Pyott was determined to not be independent based on his service as our President and Chief Executive Officer. Our board’s independence determinations included reviewing Mr. Ingram’s service as a strategic advisor to a company with which Allergan has done business and Mr. Ray’s service as a director on the board of a company with which Allergan has done business.

Our board has also determined that each member of the Audit and Finance Committee, the Corporate Governance and Compliance Committee and the Organization and Compensation Committee, respectively, is “independent” under the applicable listing standards of the NYSE and, with respect to members of the Audit and Finance Committee, the audit committee requirements of the SEC. None of the members of these committees is an officer, employee or former employee of us or any of our subsidiaries.

Our Board of Directors Guidelines on Significant Corporate Governance Issues are available on the Corporate Governance & Certificates section of our website at www.allergan.com.

Board Meetings

Our business and affairs are managed under the direction of our board. Our board held seven full meetings during 2011 and each director attended at least 75% of those meetings when he or she was a member of our board. Directors are also kept informed of our business through personal meetings and other communications, including considerable telephone contact with our Chairman of the Board, Vice Chairman of the Board and others regarding matters of interest and concern to us and our stockholders.

Executive Sessions

Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all of our board members who are not our officers and include directors, if any, who are not “independent” by virtue of the existence of a material relationship with us. It is our board’s policy that the Vice Chairman of the Board, a non-management director, serve as the lead independent director and, if present, preside over the executive sessions. If not present, a different non-management director is selected by the non-management directors to chair the executive session. Dr. Boyer is the current Vice Chairman of the Board and lead independent director. Executive sessions of our non-management directors are typically held in conjunction with each regularly scheduled board meeting.

Board Committees

Our board has a standing Audit and Finance Committee, Corporate Governance and Compliance Committee, Organization and Compensation Committee and Science & Technology Committee. Our board has reviewed, assessed the adequacy of, and approved a formal written charter for each of these committees, each of which is available on the Corporate Governance & Certificates section of our website at www.allergan.com.

Audit and Finance Committee

The Audit and Finance Committee is currently composed of Mr. Ray (chairperson), Dr. Ryan, Messrs. Gallagher and Lavigne and Ms. Hudson. Our board has determined that Messrs. Ray and Lavigne meet the definition of an audit committee financial expert, as set forth in Item 407(d)(5)(ii) of SEC Regulation S-K. The Audit and Finance Committee held nine meetings during 2011 and each member of the Audit and Finance Committee attended at least 75% of the total meetings of the committee held when he or she was a member.

Pursuant to the charter adopted for the Audit and Finance Committee, the primary role of the Audit and Finance Committee is to assist our board in its oversight of our financial reporting process. Our management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles as well as auditing our internal controls over financial reporting and expressing an opinion as to their effectiveness. The Audit and Finance Committee:

•	reviews the integrity of our financial statements, financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	assists our board in its oversight of our compliance with legal and regulatory requirements;

•	assists our board in its oversight of enterprise-wide risk management;

•	reviews the independence, qualifications and performance of our independent registered public accounting firm and internal audit department;

•	provides an avenue of communication among the independent registered public accounting firm, management, the internal audit department and our board;

•	prepares the report that SEC rules require be included in our annual proxy statement;

•

reviews and discusses with management and our independent registered public accounting firm our annual audited consolidated financial statements, audit of internal controls over financial reporting and quarterly unaudited financial statements;

•	retains, terminates and annually reconfirms our independent registered public accounting firm for the fiscal year;

•	meets with our independent registered public accounting firm to discuss the scope and results of their audit examination and the fees related to such work;

•	meets with our internal audit department and financial management to:

•	review the internal audit department’s activities and to discuss our accounting practices and procedures;

•	review the adequacy of our accounting and control systems; and

•	report to our board any considerations or recommendations the Audit and Finance Committee may have with respect to such matters;

•

reviews the audit schedule and considers any issues raised by members of the Audit and Finance Committee, our independent registered public accounting firm, the internal audit staff, the legal staff or management;

•

reviews the independence of our independent registered public accounting firm, and the range of audit and non-audit services provided and fees charged by our independent registered public accounting firm;

•

manages the receipt, retention and treatment of complaints we may receive regarding accounting, internal accounting controls or audit matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	performs an annual self-evaluation;

•

pre-approves audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence;

•	reviews, approves or modifies management recommendations on corporate financial strategy and policy and, where appropriate, makes recommendations to our board; and

•	discusses with our management the certification of our financial reports by our principal executive officer and principal financial officer.

The report of the Audit and Finance Committee is on page 65 of this Proxy Statement.

Corporate Governance and Compliance Committee

The Corporate Governance and Compliance Committee is currently composed of Mr. Ingram (chairperson), Drs. Boyer and Dunsire and Prof. Jones. The Corporate Governance and Compliance Committee held five meetings during 2011 and each member of the Corporate Governance and Compliance Committee attended at least 75% of the total meetings of the committee held when he or she was a member. The Corporate Governance and Compliance Committee:

•	receives reports from management regarding compliance-related matters and provides general compliance oversight;

•	reviews and oversees compliance programs related to our Corporate Integrity Agreement;

•	considers the performance of incumbent directors;

•	considers and makes recommendations to our board concerning the size and composition of our board;

•	develops and recommends to our board guidelines and criteria to determine the qualifications of directors;

•	considers and reports to our board concerning its assessment of our board’s performance;

•	performs an annual self-evaluation;

•	considers, from time to time, our current board committee structure and membership;

•	recommends changes to the amount and type of compensation of board members as appropriate;

•	makes recommendations to our board from time to time as to matters of corporate governance, and reviews and assesses our Guidelines on Significant Corporate Governance Issues;

•	reviews and updates our Code of Business Conduct and Ethics and ensures that management has established a system to enforce the Code of Business Conduct and Ethics; and

•	reviews political spending by the Company and any affiliated political action committees.

The Corporate Governance and Compliance Committee is responsible for recommending qualified candidates for election as directors, including the slate of directors that our board proposes for election by our stockholders at the annual meeting. In identifying, evaluating and selecting potential director nominees, including nominees recommended by our stockholders, the Corporate Governance and Compliance Committee generally engages in the following selection process:

•

the Corporate Governance and Compliance Committee, our Chief Executive Officer or any other board member identifies the need to add a new member to our board with specific criteria or to fill a vacancy on our board. Alternatively, stockholders may recommend a nominee for election to fill a vacancy or as an addition to our board;

•

the Corporate Governance and Compliance Committee initiates a search, working with support staff and seeking input from board members and senior management, and considering stockholder recommendations. The Corporate Governance and Compliance Committee may hire a search firm if deemed appropriate;

•

the initial slate of candidates that satisfy specific criteria and otherwise qualify for membership on our board are identified and presented to the chairperson of the Corporate Governance and Compliance Committee, or in the chairperson’s absence, any member of the Corporate Governance and Compliance Committee delegated to initially review director candidates;

•

the appropriate Corporate Governance and Compliance Committee member makes an initial determination in his or her own independent business judgment as to the qualification and fit of such director candidate(s) and whether there is a need for additional directors to join our board at that time;

•

if the reviewing Corporate Governance and Compliance Committee member determines that it is appropriate to proceed, our Chief Executive Officer and several members of the Corporate Governance and Compliance Committee interview prospective director candidate(s);

•	the Corporate Governance and Compliance Committee provides informal progress updates to our board;

•	the Corporate Governance and Compliance Committee meets to consider and approve the final director candidate(s); and

•	if approved by the Corporate Governance and Compliance Committee, the Corporate Governance and Compliance Committee seeks board approval of the director candidate(s).

Among other things, when assessing a candidate’s qualifications, the Corporate Governance and Compliance Committee looks for the following qualities and skills:

•	directors should be of the highest ethical character and share our values;

•	directors should have reputations, both personal and professional, that are consistent with our image and reputation;

•	directors should be highly accomplished in their respective fields, having achieved superior credentials and recognition;

•

in selecting directors, the Corporate Governance and Compliance Committee will generally seek leaders affiliated or formerly affiliated with major organizations, including scientific, business, government, educational and other non-profit institutions;

•

the Corporate Governance and Compliance Committee will also seek directors who are widely recognized as leaders in the fields of medicine or the biological sciences, including those who have received the most prestigious awards and honors in those fields;

•	each director should have relevant expertise and experience, and be able to offer advice and guidance to our management based on that expertise and experience; and

•

directors should be independent of any particular constituency and be able to represent all of our stockholders, should have the ability to exercise sound business judgment, and should be selected so that our board is a diverse body, with diversity reflecting gender, ethnic background, country of citizenship and professional experience.

The Corporate Governance and Compliance Committee considers all of the qualities mentioned above when considering a candidate for director, without regard to whether such candidate was nominated by the Chairman of the Board, another director or a stockholder. Stockholders can suggest qualified candidates for director by submitting to us any recommendations for director candidates, along with appropriate biographical information, a brief description of such candidate’s qualifications and such candidate’s written consent to nomination. All submissions should be sent to the Corporate Governance and Compliance Committee of Allergan, Inc.’s Board of Directors, c/o Allergan, Inc., Attn: Secretary, P.O. Box 19534, Irvine, CA 92623. We may request from the recommending stockholder or recommending stockholder group such other information as may reasonably be required to determine whether each person recommended by a stockholder or stockholder group as a nominee meets the minimum director qualifications established by our board and is independent based on applicable laws and regulations. Submissions that meet the criteria outlined in the immediately preceding paragraph are forwarded to the chairperson of the Corporate Governance and Compliance Committee or such other member of the Corporate Governance and Compliance Committee delegated to review and consider candidates for director nominees.

Organization and Compensation Committee

The Organization and Compensation Committee (the “Compensation Committee”) is currently composed of Mr. Gallagher (chairperson), Messrs. Ingram and Ray and Ms. Hudson. The Compensation Committee held seven meetings during 2011 and each member of the Compensation Committee attended at least 75% of the total meetings of the committee held when he or she was a member. The Compensation Committee:

•	reviews and approves the compensation of executive officers, including salary and bonus awards;

•	establishes, and approves for submission to our board when required, overall employee compensation plans and policies;

•	reviews and assesses risks relating to overall employee compensation plans and policies;

•	reviews and approves the corporate organizational structure;

•	reviews and approves the election of executive officers for submission to our board;

•	reviews the performance of corporate officers;

•	performs an annual self-evaluation;

•	recommends to our board major compensation programs; and

•	administers our various compensation and stock option plans.

The Compensation Committee works with an external compensation consultant to assist the Compensation Committee in its duties. Frederick W. Cook & Co. was engaged for 2011 as the compensation consultant for the Compensation Committee. The compensation consultant performs no work for us other than its work providing executive compensation consulting services to the Compensation Committee and reports directly to the Compensation Committee through its chairperson. For 2011, the compensation consultant provided the Compensation Committee with:

•	market survey data;

•	advice regarding competitive levels of executive base salaries, annual performance incentive awards, annual equity awards and executive benefits;

•

a comprehensive review of our executive compensation strategy, including reviewing our peer group companies and the criteria for selecting peers, as well as advising on our short- and long-term compensation incentives, our equity compensation strategy and preparation of our annual stock-based compensation guidelines;

•	tally sheets disclosing our executive officers’ total compensation (including severance benefits and the value of outstanding equity awards); and

•	support for the preparation of our disclosure in this Proxy Statement.

For more information on the processes and procedures followed by the Compensation Committee for the consideration and determination of executive compensation and the role of our Chief Executive Officer in recommending compensation amounts, see the “Compensation Disclosure” section beginning on page 32 of this Proxy Statement.

Science & Technology Committee

The Science & Technology Committee is currently composed of Dr. Ryan (chairperson), Drs. Boyer and Dunsire, Prof. Jones and Mr. Lavigne. The Science & Technology Committee held five meetings during 2011 and each member of the Science & Technology Committee attended at least 75% of the total meetings of the committee held when he or she was a member. The Science & Technology Committee:

•	reviews our discovery and development research portfolio, including the relevant underlying science;

•	reviews the staffing of key scientific and management positions, including significant changes, within our research and development organization;

•	evaluates the investment allocation for our research and development portfolio, including project expenditures;

•	reviews the major strategic priorities within our research and development organization and the competitive environment surrounding those priorities;

•	reviews variances to our operating plan for major research and development projects;

•	monitors the progress of our research and development projects, including milestones;

•	reviews the process for research and development patents and our strategic patent portfolio; and

•	reviews our major technology-based collaborations, in-licensing and out-licensing agreements.

Board Leadership Structure

Our board has carefully considered our board leadership structure and determined that it is in the best interests of the Company and our stockholders to have our Chief Executive Officer lead our board as Chairman, together with Dr. Boyer serving as lead independent director. Our board believes our leadership structure, with its emphasis on board independence together with strong board and committee involvement, provides sound and robust oversight of management.

Board Independence

In determining the most appropriate board leadership structure for the Company, our board closely considered our current system for ensuring significant independent oversight of management, including the following:

•	nine of our ten director nominees (90%) are independent as defined by the applicable listing standards of the NYSE and requirements of the SEC, with Mr. Pyott being the sole exception;

•	each director serving on our Audit and Finance Committee, Compensation Committee, Corporate Governance and Compliance Committee, and Science & Technology Committee is independent;

•	the Compensation Committee annually evaluates the Chief Executive Officer’s performance and has the sole authority to retain and to terminate compensation advisors; and

•	our board’s ongoing practice of regularly holding executive sessions without management and under the direction of our lead independent director.

Furthermore, Dr. Boyer, our Vice Chairman of the Board, serves as our lead independent director. As the board’s lead independent director, Dr. Boyer holds a critical role in assuring effective corporate governance and in managing the affairs of our board. Among other responsibilities, Dr. Boyer:

•	presides over executive sessions of the board and over board meetings when the Chairman of the Board is not in attendance;

•

consults with the Chairman of the Board and other board members on corporate governance practices and policies, and assuming the primary leadership role in addressing issues of this nature if, under the circumstances, it is inappropriate for the Chairman of the Board to assume such leadership;

•	meets informally with other outside directors between board meetings to assure free and open communication within the group of outside directors;

•	assists the Chairman of the Board in preparing the board agenda so that the agenda includes items requested by non-management members of our board;

•	administers the annual board evaluation and reporting the results to the Corporate Governance and Compliance Committee; and

•	assumes other responsibilities that the non-management directors might designate from time to time.

Benefits of a Combined Leadership Structure

Our governing documents permit the roles of the Chief Executive Officer and Chairman to be filled by the same or different individuals. This flexibility permits the board to choose a leadership structure that best addresses the Company’s evolving and highly complex business based on the individuals available and circumstances present at the time. In determining that we are best served by having Mr. Pyott serve as Chief Executive Officer and Chairman of the Board, our board considered the following benefits:

•

Mr. Pyott’s possesses unique knowledge regarding our operations and the industries and markets in which we compete. This understanding of the challenges our Company faces positions Mr. Pyott to set the board’s agenda and lead effective discussions on important matters related to our business.

•

Mr. Pyott is best situated to act as a bridge between management and the board by promoting communication and coordinating the strategic objectives of both groups. The board believes that having Mr. Pyott serve as the Chairman and the leader of the management team optimizes the Company’s ability to execute its initiatives to maximize stockholder value.

•

The combined role of Chief Executive Officer and Chairman unifies the message of the Company’s leadership and facilitates centralized responsibility in one person so that there is no ambiguity about accountability.

•	The strength and effectiveness of the communications between Mr. Pyott and the board’s lead independent director, results in effective board oversight over issues, plans and prospects of the Company.

Board Risk Oversight

Our board oversees an enterprise-wide approach to risk management that is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. In setting our business strategy, our board assesses the various risks being mitigated by management and determines what constitutes an appropriate level of risk for us. Our board meets with management at least quarterly to receive updates with respect to our operations, business strategies and the monitoring of related risks.

While our board has the ultimate oversight responsibility for the risk management process, various committees of our board also have responsibility for risk management. Our board is advised by the committees of significant risks and management’s response via periodic updates. The Audit and Finance Committee oversees our financial risk exposures, including monitoring the integrity of our financial statements, financial reporting process and systems of internal controls, accounting and legal compliance and the independence and qualifications of our independent registered public accounting firm. The Audit and Finance Committee receives an annual risk and internal controls assessment report from our internal audit department. The Audit Committee meets at least quarterly with our financial management, independent registered public accounting firm and legal advisors for updates on risks related to our financial reporting function and also assists our board in its oversight of our compliance with legal and regulatory requirements.

Risks related to our company-wide compensation programs are reviewed by the Compensation Committee. For more information on the Compensation Committee’s compensation risk assessment see “Compensation Disclosure — Compensation Risk Management.” Our Corporate Governance and Compliance Committee provides compliance oversight and reports to the full board on compliance matters, including issues arising under our Code of Business Conduct and Ethics, and makes recommendations to our board on corporate governance matters, including director nominees, the determination of director independence, board and committee structure and membership. Our Science & Technology Committee helps evaluate the investment allocation for our research and development portfolio and reviews the major strategic priorities within our research and development organization.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which contains general guidelines for conducting our business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Business Conduct and Ethics applies to all directors, consultants and employees, including our principal executive officer and our principal financial officer and any other employee with any responsibility for the preparation and filing of documents with the SEC. The Code of Business Conduct and Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations. A copy of the Code of Business Conduct and Ethics is available on the Corporate Governance & Certificates section of our website at www.allergan.com. We may post amendments to or waivers of the provisions of the Code of Business Conduct and Ethics, if any, made with respect to any directors and employees on that website.

Contacting our Board of Directors

Any interested person, including any stockholder, who desires to contact the current director presiding over the executive sessions or the other board members may do so by writing to the Allergan, Inc. Board of Directors, Attn: Secretary, P.O. Box 19534, Irvine, CA 92623. Communications received will be distributed by our Secretary to the director presiding over the executive sessions or such other board member or members as deemed appropriate by our Secretary, depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls or auditing matters are received, they will be forwarded by our Secretary to the chairperson of the Audit and Finance Committee for review.

Director Attendance at Annual Meetings

Although we have no policy with regard to board members’ attendance at our annual meeting of stockholders, it is customary for, and we encourage, all board members to attend. All of the directors then in office attended our 2011 annual meeting of stockholders, except for Mr. Leonard D. Schaeffer who did not stand for re-election at the 2011 annual meeting.

Non-Employee Directors’ Compensation

Our board believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. The key elements of director compensation are a cash retainer, committee chair fees, meeting fees and equity-based grants. It is our board’s practice to provide a mix of cash and equity-based compensation that it believes aligns the interests of our board and our stockholders. As an employee director, Mr. Pyott does not receive additional compensation for board service. For more information on non-employee director compensation, see the Director Compensation Table beginning on page 62 of this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information as of the record date, March 8, 2012, regarding the beneficial ownership of our common stock by (i) each director, (ii) our Chief Executive Officer, Chief Financial Officer, each of our three other most highly compensated executive officers for the year ended December 31, 2011 and (iii) all of our current directors and executive officers as a group.

	Vested Shares of Common Stock Owned(1)	Rights to Acquire Shares of Common Stock(2)	Unvested Shares of Restricted Stock	Total Shares of Common Stock Beneficially Owned	Percent of Class(3)
Directors:
Herbert W. Boyer, Ph.D.	4,800(4)	17,590	4,800	27,190	*
Deborah Dunsire, M.D.	24,300	56,310	0	80,610	*
Michael R. Gallagher	55,600	82,712	9,600	147,912	*
Dawn Hudson	14,200	34,200	9,600	58,000	*
Robert A. Ingram	9,782	67,454	4,800	82,036	*
Trevor M. Jones, Ph.D.	20,160	69,774	0	89,934	*
Louis J. Lavigne, Jr.	25,200(5)	59,400	0	84,600	*
David E.I. Pyott	231,447(6)	2,372,500	0	2,603,947	*
Russell T. Ray	31,200	69,600	4,800	105,600	*
Stephen J. Ryan, M.D.	38,797	73,870	9,600	122,267	*
Other Named Executive Officers:
Jeffrey L. Edwards	18,106	489,675	1,082	508,863	*
Scott M. Whitcup, M.D.	15,044	605,600	11,374	632,018	*
Douglas S. Ingram	29,256	543,300	0	572,556	*
David J. Endicott	4,114	95,000	12,987	112,101	*
All current directors and executive officers as a group (19 persons, including those named above)	555,158	5,114,185	101,572	5,770,915	1.86%

*	Beneficially owns less than 1% of our outstanding common stock.

(1)	In addition to shares held in the individual’s sole name, this column includes: (1) shares held by the spouse of the named person and shares held in various trusts; and (2) for executive officers, shares held in trust for the benefit of the named employee in our Savings and Investment Plan and Employee Stock Ownership Plan as of March 8, 2012.

(2)	This column also includes shares which the person or group has the right to acquire within sixty (60) days of March 8, 2012 as follows: (1) for executive officers, these shares may be acquired upon the exercise of stock options; and (2) for non-employee directors, these shares include shares that may be acquired upon the exercise of stock options and vesting of restricted stock units, as well as shares accrued under our Deferred Directors’ Fee program as of March 8, 2012. Under our Deferred Directors’ Fee program, participants may elect to defer all or a portion of their retainer and meeting fees until termination of their status as a director. Deferred amounts are treated as having been invested in our common stock such that on the date of deferral the director is credited with a number of phantom shares of our common stock equal to the amount of fees deferred divided by the market price of a share of our common stock as of the date of deferral. Upon termination of the director’s service on our board, the director will receive shares of our common stock equal to the number of phantom shares of our common stock credited to such director under the Deferred Directors’ Fee program.

(3)	Based on 304,714,456 shares of our common stock outstanding as of March 8, 2012 (exclusive of 2,813,185 shares of our common stock held in treasury). Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors and nominees, named executive officers and executive officers has sole voting and/or investment power with respect to such shares.

(4)	Includes 4,800 shares beneficially owned by a trust for which Dr. Boyer and his spouse both serve as trustees and beneficiaries and as such have shared voting and dispositive power.

(5)	Includes 25,200 shares beneficially owned by a trust for which Mr. Lavigne serves as trustee and beneficiary and as such has sole voting and dispositive power.

(6)	Includes 206,923 shares beneficially owned by a trust for which Mr. Pyott serves as co-trustee and beneficiary and as such has shared voting and dispositive power.

Stockholders Holding 5% or More

Except as set forth below, our management knows of no person who is the beneficial owner of more than 5% of our issued and outstanding common stock.

Name and Address of Beneficial Owners	Shares Beneficially Owned	Percent of Class(1)
The Growth Fund of America, Inc	16,093,438(2)	5.28%
333 South Hope Street Los Angeles, CA 90071

(1)	Based on 304,714,456 shares of our common stock outstanding as of March 8, 2012 (exclusive of 2,813,185 shares of our common stock held in treasury).

(2)	Based on information provided pursuant to a statement on a Schedule 13G filed with the SEC on February 14, 2012 by The Growth Fund of America, Inc. The Growth Fund reported that it has sole voting power with respect to 16,093,438 shares and sole dispositive power with respect to 16,093,438 shares.

Equity Compensation Plan Information

The following table summarizes information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans, as of December 31, 2011:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	22,849,610	(1)	$57.47	(2)	28,021,289	(3)
Equity compensation plans not approved by security holders	80,485	(4)	$46.84		748,170

Total	22,930,095		$57.39		28,769,459

(1)	Represents 22,628,615 shares to be issued upon exercise of outstanding options and 220,995 shares of common stock subject to outstanding restricted stock units under the Allergan, Inc. 2011 Incentive Award Plan, the Allergan 2008 Incentive Award Plan and the Allergan, Inc. 1989 Incentive Compensation Plan.

(2)

Represents the weighted-average exercise price of outstanding options and is calculated without taking into account the 220,995 shares of common stock subject to outstanding restricted stock units that become issuable as those units vest and following any applicable deferral, without any cash consideration or other payment required for such shares.

(3)	Represents the number of securities remaining available for issuance under the Allergan, Inc. 2011 Incentive Award Plan. The Allergan, Inc. 2011 Incentive Award Plan superseded the 2008 Incentive Award Plan.

(4)	Represents 58,163 shares credited to the accounts of participants under the Allergan, Inc. Deferred Directors’ Fee Program and 22,322 options outstanding under the Allergan Pharmaceuticals (Ireland) Ltd., Inc. Savings Related Share Option Scheme (2000).

The following compensation plans under which our common stock may be issued upon the exercise of options, warrants and rights have not been approved by our stockholders:

Allergan Pharmaceuticals (Ireland) Ltd., Inc. Savings Related Share Option Scheme (2000)

The purpose of the Allergan Pharmaceuticals (Ireland) Ltd., Inc. Savings Related Share Option Scheme (2000) (the “SRSOS”) is to enable our wholly-owned subsidiary, now known as Allergan Pharmaceuticals Ireland, to attract, retain and motivate its employees and directors, and to further align its employees’ and full-time directors’ interests with those of our stockholders by providing for or increasing their proprietary interests in us. The SRSOS is not subject to the provisions of the United States Employee Retirement Income Security Act of 1974 and is not required to be qualified under Section 401(a) of the Code.

The SRSOS authorizes the board of Allergan Pharmaceuticals Ireland to invite eligible employees to apply for a grant of an option to acquire an estimated number of shares of our common stock with the proceeds of a savings account established under a special savings contract with a bank. Employees make monthly contributions to the account and interest in the form of a bonus payment is paid by the bank at the end of the savings period, which is three years from the date of the first monthly contribution. Provided that the option does not lapse, at the end of the savings period, and in special circumstances before that date, each employee may decide whether they wish to use all of their savings and bonus to buy the maximum number of option shares possible, to take all of their savings and bonus in cash and allow the option to lapse, or to choose some combination of the foregoing. The right to choose to buy shares of our common stock lapses six months after completion of each employee’s savings contract, except in special circumstances. All eligible employees may participate in the SRSOS on similar terms. No invitation may be made to an eligible employee after the tenth anniversary of the date that the board of directors of Allergan Pharmaceuticals Ireland adopted the SRSOS. The SRSOS was approved by our board and Allergan Pharmaceuticals Ireland’s board in January 2000. The SRSOS expired in January 2010 and as a result no shares remain available for issuance under this plan.

Allergan Irish Share Participation Scheme

The Allergan Irish Share Participation Scheme (the “ISPS”) enables eligible employees to elect to receive a portion of their bonuses in our common stock. Our eligible employees and eligible employees of our subsidiary, Allergan Pharmaceuticals Ireland, can elect to participate in the ISPS.

Under the terms of the ISPS, an eligible employee is given the opportunity each year to purchase shares of our common stock. An eligible employee who has agreed to participate may invest an amount equal to up to 8% of their salary from his or her bonus and a further 7.5% of their basic salary (total 15.5%) in the ISPS. Upon receipt of a signed “Form of Acceptance and Contract of Participation” from the eligible employee, the trustees of the ISPS will purchase shares of our common stock on behalf of all participants. Shares of our common stock are then allocated to each participant based on the amount of bonus and salary invested by the participant. For a period of two years, the shares of our common stock are held by the trustees on the participant’s behalf. After this two-year time period, the participant may instruct the trustees to sell his or her shares of our common stock or to transfer them into the participant’s own name; however, the participant will lose the benefit of income tax relief. If a participant allows the trustee to hold the shares of our common stock for an additional year, i.e. three years in total, the participant can sell or transfer the shares of our common stock free of income tax. The ISPS was modified and readopted by our board in November 1989 to reflect the effects of the spin-off of us from SmithKline Beckman Corporation in July 1989. Our board has reserved a total of 664,000 shares of our common stock for issuance to ISPS participants. As of December 31, 2011, 627,226 shares of our common stock have been issued under the ISPS and 36,774 shares remain available for issuance.

Allergan, Inc. Deferred Directors’ Fee Program

The purpose of the Allergan, Inc. Deferred Directors’ Fee Program (the “DDF Program”) is to provide non-employee members of our board with a means to defer all or a portion of their retainer and meeting fees received from us until termination of their status as a director. Deferred amounts are treated as having been invested in our common stock, such that on the date of deferral the director is credited with a number of phantom shares of our common stock equal to the amount of fees deferred divided by the market price of a share of our common stock as of the date of deferral. Upon termination of the director’s service on our board, the director will receive shares of our common stock equal to the number of phantom shares of our common stock credited to such director under the DDF Program. The DDF Program initially became effective as of March 1, 1994, was amended and restated effective as of November 15, 1999, was amended and restated effective as of July 30, 2007 and restated effective as of December 1, 2010. A total of 1,038,012 shares of our common stock have been authorized for issuance to DDF Program participants. As of December 31, 2011, 268,453 shares of our common stock have been issued and participants are entitled to receive an additional 58,163 shares of our common stock under the DDF Program upon termination of their status as director. Excluding the 58,163 shares that participants are entitled to receive under the DDF Program upon termination of their status as director, 711,396 shares remain available for issuance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms furnished to us and the written representations from certain of the reporting persons that no other reports were required, we believe that during the fiscal year ended December 31, 2011, all executive officers, directors and greater than ten-percent beneficial owners complied with the reporting requirements of Section 16(a), except with respect to Messrs. Robert A. Ingram and Leonard D. Schaeffer, members of our board during the reporting period. Mr. Ingram filed a late Form 4 on May 5, 2011 reporting the acquisition of phantom stock units on May 2, 2011 under the Allergan, Inc. Deferred Directors’ Fee Program. Mr. Schaeffer filed a late Form 4 on March 13, 2012 reporting an acquisition and five sales of the Company’s common stock.

COMPENSATION DISCLOSURE

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses our executive compensation policies and programs and the compensation decisions made in 2011 for our named executive officers who are generally defined under the SEC’s proxy rules as a company’s chief executive officer, chief financial officer, and the other three most highly compensated employees who were serving as executive officers at year-end. For 2011, our named executive officers were:

•	David E.I. Pyott, Chairman of the Board, President and Chief Executive Officer;

•	Jeffrey L. Edwards, Executive Vice President, Finance and Business Development, Chief Financial Officer;

•	Scott M. Whitcup, M.D., Executive Vice President, Research and Development, Chief Scientific Officer;

•	Douglas S. Ingram, Executive Vice President and President, Europe, Africa and Middle East; and

•	David J. Endicott, Corporate Vice President and President, Allergan Medical, Asia Pacific and Latin America.

The Board of Directors’ Organization and Compensation Committee (the “Compensation Committee”) administers the compensation policies and programs for our senior executives, as well as our equity-based incentive compensation plans and rewards strategies for all employees. A summary of this year’s highlights follows below.

2011 Company Performance and Link to Pay Decisions

Company Financial Performance

Our executive compensation programs are designed to reward superior company performance and provide consequences for underperformance. Our trend of exceptional financial and operating results continued during 2011:

•	Adjusted diluted earnings per share increased 15.5% to $3.65.

•	Annual sales revenues increased 10.9% to $5,347.1 million.

•	Research and development reinvestment was 16.9 % of sales revenue, or $902.8 million.

Total Stockholder Return

Our executive compensation program is designed to have a significant portion of our executives’ compensation opportunity delivered in the form of equity-based compensation to tie our executives’ long-term interests to those of our stockholders. Our total stockholder return (stock price appreciation plus dividends) (“TSR”), for the one, three and five-year periods ending in 2011 exceeded that of the 75th percentile of our peers:

2011 Compensation Highlights and Key Decisions

•

Base Salaries and Target Bonus Opportunities. Our Chief Executive Officer’s 2011 base salary was not increased and has remained at the level established in January 2007 at his request. In addition, our Chief Executive Officer’s target bonus for 2011 remained at the same level as in 2010. Base salaries and target bonus opportunities were adjusted for our other named executive officers in 2011 as needed to bring their cash compensation closer to the market median. Following these adjustments, the total target cash compensation levels for our named executive officers were within 5% of the market median overall.

•

Cash Bonuses Reflected Strong 2011 Company Performance. We use annual performance-based cash incentive awards to motivate our executives to meet or exceed our company-wide short-term performance objectives. We target the market median for our annual target cash compensation levels, which provides focus on the importance of achieving our annual corporate goals. We used the following three performance measures for the 2011 calendar year: (i) adjusted earnings per share, (ii) sales revenue growth and (iii) R&D reinvestment rate. These three measures provide focus on key drivers of performance in our business, in order to ensure quality earnings per share while continuing to reinvest in the long-term growth of our business through R&D. To the extent the actual bonuses paid to our Chief Executive Officer, executive vice presidents and corporate vice presidents exceed 100% of their targeted payout, the excess of the bonus over target is paid in shares of restricted stock or restricted stock units (RSUs) subject to two-year cliff vesting.

As a result of our achievement of 101.4% of the adjusted earnings per share target, 111.2% of the revenue growth target and 100.6% of the R&D reinvestment target, and in accordance with the bonus structure approved at the beginning of 2011, the bonus payout under our Executive Bonus Plan to our Chief Executive Officer was approximately 110.47% of his target bonus opportunity. The bonus pool for our other named executive officers under our Management Bonus Plan was funded at approximately 110.5% of their target bonus opportunities.

•

Stock Options as a Key Component of Compensation. Stock options align the interests of our executives with those of our stockholders and are the primary long-term compensation vehicle for our named executive officers. Options closely align the interests of our executives with those of our stockholders because our executives will only realize a return on the option if our stock price increases over the term of the option. In addition, awards of stock options align with our growth strategy and provide significant leverage if our growth objectives are achieved; they also place a significant portion of compensation at risk if our objectives are not achieved and provide no guaranteed value. For additional information on our use of stock options please see page 42.

Equity awards, mainly in the form of stock options, represented approximately 71% of our named executive officers’ aggregate cash and equity compensation in 2011. While we target the market median for our base salary and annual target cash compensation levels, we continue to target the market 75th percentile for equity compensation. This positioning places greater emphasis on long-term at-risk pay, offers exceptional alignment with stockholder interests, and drives long-term performance and retention.

•

Reduced Severance Benefits. Effective January 1, 2011, the Compensation Committee implemented previously approved revisions to our severance (non-change of control) pay program for executive officers to be more consistent with evolving compensation best practices. The severance pay program applies in the event of termination of employment as a result of a reduction in force, mutually agreed upon termination, or sale of a business unit where the executive officer is not offered similar employment with the acquiring company. The revisions include:

•

reduced cash severance levels for Executive Committee members (the Executive Committee consists of the named executive officers and the executive officers listed on pages 38-39) by defining severance pay as a percentage of base salary only (instead of total cash compensation) and implemented a severance ceiling of 24 months of base salary for all Executive Committee members; and

•	eliminated accelerated stock option vesting and special benefits continuation provisions previously provided to Executive Committee members with 15 or more years of service.

In addition, the Compensation Committee implemented a new change of control severance policy that applies on a going forward basis to all new hires and promotions to higher pay levels. The policy eliminated excise tax gross-ups and benefit enhancements, such as pension credits, in the event of qualifying terminations following a change of control and redefined bonus in the cash severance formula to be based on target bonus rather than the average of the two highest bonuses in the past five years. The Compensation Committee also eliminated “single-trigger” vesting of stock options and restricted stock/RSU awards granted in 2010 and thereafter; such awards will require a “double-trigger” before vesting is accelerated in a change of control situation.

Comparison of CEO’s Compensation to Peer Group

Our Chief Executive Officer’s total direct compensation for 2011 (base salary, annual cash incentive award and the grant date fair value of equity awards) is between the median and the seventy-fifth percentile of our peer group and the market composite (consisting of a 50/50 blend of peer group and pharmaceutical industry published survey data). For more information on our peer group, please see page 36.

Compensation Governance and Best Practices

We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. The Compensation Committee has, among other things, taken the following actions:

•	retained an external compensation consultant who reports directly to the Compensation Committee and does not provide any other services to management or the Company;

•

incorporated compensation analytical tools such as market data for all compensation components, tally sheets, compensation history for each executive and walk-away analyses as part of its annual executive compensation review;

•	implemented clawback provisions for all incentive compensation under defined circumstances;

•	implemented stock ownership guidelines that align our executives’ long-term interests with those of our stockholders and discourage excessive risk-taking;

•	implemented equity compensation grant date and formula procedures that comply with evolving best practices; and

•	implemented an annual process to review our global incentive compensation and benefit programs, and assess the risks related to our company-wide compensation structure, policies and programs.

Fiscal 2011 Compensation Details

Compensation Objectives

The Compensation Committee evaluates and sets executive compensation consistent with our stated philosophy to provide a compensation package that ensures the focus, motivation and retention of a superior senior management team, and delivers significant rewards for superior performance and consequences for underperformance. Specifically, the Compensation Committee’s philosophy is to:

•	provide a total compensation program that is competitive with other companies in the pharmaceutical, biotechnology and medical device industries with which we compete for executive talent;

•

place a significant portion of executive compensation at risk by linking cash incentive compensation to the achievement of pre-established corporate financial performance objectives and other key objectives within the executive’s area of responsibility, and by using equity as a key component of our compensation program;

•	provide long-term incentive compensation that focuses executives’ efforts on building stockholder value by aligning their interests with those of our stockholders; and

•	promote stability and retention of our management team.

Consistent with our performance-based philosophy, we reserve approximately 85% of our named executive officers’ potential compensation for performance- and equity-based compensation programs. These programs include annual cash incentive awards based on our short-term financial performance and our equity awards, mainly in the form of stock options which primarily reward long-term performance. These, coupled with mandatory stock ownership guidelines, further align the interests of management with those of our stockholders.

At our annual meeting of stockholders last year, our stockholders expressed strong support for our compensation programs and the compensation of our named executive officers, with approximately a 96.3% approval rate for our management Say-on-Pay resolution. In light of this support, the Company’s continued strong performance and the continuing success of our compensation programs, the Compensation Committee made no significant changes to the overall design of our compensation program during 2011, other than certain previously approved modifications to the severance benefits program considered more consistent with evolving compensation practices. The Compensation Committee continuously endeavors to ensure that management’s interests are aligned with those of our stockholders and support long-term value creation.

Approach for Determining Form and Amount of Compensation

The Compensation Committee annually determines the compensation levels for our executive officers by considering several factors, including competitive market practices, each executive officer’s role and responsibilities, the executive officer’s performance of those responsibilities and our current and historical financial performance.

Use of External Compensation Consultant

The Compensation Committee works with an external compensation consultant to assist the Compensation Committee in its duties, including providing advice regarding market trends relating to the form and amount of compensation. Frederic W. Cook & Co., Inc. (“Cook & Co.”) was engaged for 2011 as the external compensation consultant for the Compensation Committee. The Compensation Committee has taken great care to ensure that the advice provided by its external compensation consultant is objective and unbiased. Cook & Co. performs no work for us other than its work providing executive compensation consulting services to the Compensation Committee and reports directly to the Compensation Committee through its chairperson. In addition, Cook & Co. annually provides a certification to the Compensation Committee regarding its independence and provision of services.

Cook & Co. provides the Compensation Committee with third-party data and analyses, advice and expertise on competitive practices and trends, executive compensation plan design and proposed compensation forms and levels. For more information on the services provided by the compensation consultant and the compensation consultant’s fees, please see the “Corporate Governance – Organization and Compensation Committee” section beginning on page 22.

Comparison to Market Practices

The Compensation Committee annually compares the levels and elements of compensation that we provide to our executive officers with the levels and elements of compensation provided to their counterparts in the pharmaceutical, biotechnology and medical device industries with which we compete for executive talent. The Compensation Committee uses this comparison data as a guideline in its review and determination of base salaries, annual performance incentive awards and long-term incentive compensation. We strongly believe in retaining the best talent on our senior executive management team. To retain and motivate these key individuals, the Compensation Committee may determine that it is in our best interests to provide compensation packages to one or more members that may deviate from the general principle of targeting compensation at specified levels.

The levels and elements of cash compensation that we provide are compared to a “market composite” of data that includes, where available, proxy information for all of the companies in our peer group as well as industry-specific published survey data. The survey data and the peer group company data are complementary to one another. The survey data provides a broader industry-wide component and matches are made based on job and functional responsibility, while the peer group company data provides information regarding companies most directly comparable to us. For its November 2011 market analysis, Cook & Co. generally used a 50/50 blend of peer group and pharmaceutical survey data. The pharmaceutical survey data was collected from the following published compensation surveys: Aon/Hewitt 2011 U.S. TCM Executive Compensation Survey, Towers Watson 2011 U.S. CDB Pharmaceutical Executive Compensation Survey, and Mercer 2011 U.S. SIRS Executive Survey — Life Sciences Industry. Long-term incentive award guidelines were constructed based on a 50/50 blend of pharmaceutical and general industry survey data from the Towers Watson 2011 U.S. CDB Pharmaceutical and General Industry Executive Compensation Databases. Equity awards to our executive officers are based on these guidelines as well as peer group company data where available.

The peer group that the Compensation Committee used to compare the levels and elements of compensation that we provided to our executive officers in 2011 consisted of the following companies: Johnson & Johnson, Abbott Laboratories, Eli Lilly and Company, Bristol-Myers Squibb Company, Amgen Inc., Gilead Sciences, Inc., Stryker Corporation, Alcon, Inc., St. Jude Medical, Inc., Biogen Idec Inc., Genzyme Corporation, Forest Laboratories, Inc., Celgene Corporation, Cephalon, Inc., Endo Pharmaceuticals Holdings Inc., and Medicis Pharmaceutical Corporation. Revenue and market capitalization data for Alcon, Inc., Cephalon, Inc. and Genzyme Corporation are not available, and therefore not considered in the range or calculation of peer group medians, as these companies were acquired in 2011, but the companies in the peer group for whom public data is available have the following profile:

	Allergan, Inc.	Peer Group
Revenue(1)	$5.42 billion	Range:	$721.13 million – $65.03 billion
		Median:	$8.31 billion
Market Capitalization(2)	$27.55 billion	Range:	$2.20 billion – $178.97 billion
		Median:	$32.17 billion

(1)	Four quarters ending December 31, 2011

(2)	As of February 29, 2012

The Compensation Committee, with the help of the external compensation consultant, periodically reviews the composition of the peer group and the criteria used for selection, considering modifications where needed. We believe that company size should not be the only factor in determining our peer group. Instead, we also look to whether a company competes directly with us in the pharmaceutical, biotechnology and medical device markets, in terms of products and services, reinvestment capital and key talent. In recent years there has been significant consolidation in our industry through mergers and acquisitions, thereby limiting the number of companies available as appropriate peers. As a result, some of our peer companies fall outside of the target revenue range of one-half to two times our size that might be considered optimal. However, we believe that it is important to include in our peer group companies that may be outside this range, but with which we compete with for products, capital and executive talent, rather than select peer companies that may be engaged in entirely different and unrelated businesses such as pharmaceutical generics, pharmaceutical distribution or medical insurance companies. We are a branded pharmaceutical and medical device company with a high growth, high margin business model requiring significant R&D reinvestment annually. We do not compete with low margin generic manufacturers which have significantly different R&D and operating models. The companies in our 2011 primary peer group represented our primary competitors for executive talent and operate in a similarly complex regulatory and research-driven environment.

The peer group used for our market comparisons in 2011 was the same as the peer group used in 2010. For 2012, Alcon, Inc. and Genzyme Corporation have been removed as a result of being acquired, and the Compensation Committee has approved the addition of Valeant Pharmaceuticals. Valeant Pharmaceuticals was

deemed appropriate based on the criteria outlined above. Following the addition of Valeant Pharmaceuticals, our revenues for the four quarters ending December 31, 2011 and our market capitalization as of March 1, 2012 fall at the 44th and 46 th percentiles, respectively, of our peer group.

Emphasis on Equity Compensation and “At Risk” Compensation

The Compensation Committee sets total compensation in a fashion that ensures a significant percentage of annual compensation is delivered in the form of “at risk” pay, with the majority being in equity-based compensation in order to provide the greatest emphasis on long-term performance, thus promoting alignment with long-term stockholder interests. The following charts reflect the average compensation mix of our named executive officers as compared to the pay mix at our peer group companies.

(1)	Allergan target pay reflects 2011 salary, target bonus and actual stock option and restricted stock/RSU grants (based on the awards’ grant date fair value under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718).

(2)	Peer group data reflects 2011 salary, target bonus when available (or the three-year average bonus when not available) and all long-term incentive values for the peer group companies’ four next most highly compensated executive officers after their chief executive officers. Peer group data for cash compensation has been updated to July 1, 2012 at a 3.0% annual growth rate.

Compensation History and Tally Sheets

At least annually, with the help of the external compensation consultant, the Compensation Committee reviews the form of tally sheet and each named executive officer’s compensation history for the past three years, including each component of compensation and how it compared to market data, as well as each named executive officer’s level of stock ownership. The Compensation Committee also reviews tally sheets setting forth the expected value of annual compensation and benefits for each named executive officer, including base salaries, potential annual cash incentive payouts at minimum and maximum levels, long-term incentive compensation, including the number of stock options and restricted stock/RSU awards granted and their grant date fair values, and the annualized cost of other benefits and perquisites. The tally sheets also set forth the accumulated value of benefits and compensation to each named executive officer, including the accumulated value of equity grants, the accumulated value of benefits under our retirement and savings and investment plans, and the accumulated value of potential payouts under different separation scenarios, including under our severance and change of control arrangements.

The Role of Our Chief Executive Officer

While the Compensation Committee has overall responsibility for establishing the elements, level and administration of our executive compensation programs, our Chief Executive Officer and members of our Human Resources Department routinely participate in this process, as does our external compensation consultant. Our Chief Executive Officer conducts in-depth performance reviews of each of the other executive officers and provides a summary of this review to the Compensation Committee. Our Chief Executive Officer also makes recommendations to the Compensation Committee regarding adjustments to these executives’ base salaries, target bonus opportunities, equity awards and perquisites, as required and based on their performance and market considerations. Subject to the Compensation Committee’s approval, our Chief Executive Officer allocates the Management Bonus Plan pool to our businesses and/or functions based on each business’ and/or function’s results, and recommends any adjustments to the other named executive officers’ awards based on his evaluation of their performance. Our Chief Executive Officer’s recommendations are one of several important factors considered by the Compensation Committee in making its determinations. The Chief Executive Officer also prepares a detailed assessment of his own performance, and submits such self-assessment to the Compensation Committee and full board for their review and consideration.

Components of Compensation

The major compensation elements for our named executive officers are base salaries, annual performance-based bonuses, equity grants primarily in the form of stock options, and retirement and other benefits. In designing and administering our executive compensation programs, we attempt to strike an appropriate balance among each of these key elements of compensation. Each of these elements is an integral part of, and supports, our overall compensation objectives.

Base Salaries

Base salaries provide our executive officers with a reasonable degree of financial certainty and stability. The Compensation Committee annually reviews and determines the base salaries of our executive officers. Salaries are also reviewed in the case of executive promotions or other significant changes in responsibilities and, in the case of new-hires, are evaluated at the time of hire.

In setting an executive’s base salary in a particular year, the Compensation Committee takes into account competitive salary practices, the executive’s scope of responsibilities, the results previously achieved by the executive, the executive’s development potential and the executive’s historical base salary level. In order to attract and retain highly qualified executives, base salaries paid to our executive officers are generally targeted at the market median.

In January 2011, the Compensation Committee approved salary increases of 8.3% and 8.9% for Mr. Edwards and Dr. Whitcup effective February 2011. Mr. Pyott’s 2011 base salary did not increase from its 2010 level and has remained at the level established in January 2007 at his request. Mr. Edward’s adjustment was intended to improve the overall competitiveness of his cash compensation to approximate the market median. Dr. Whitcup’s base salary increase was based on the exceptional performance of the R&D organization as exhibited by the number and impact of global regulatory approvals during the prior year and his increased responsibility for regulatory affairs, and to more closely approximate the market median. Messrs. Ingram and Endicott received base salary increases of 3.5% and 4%, respectively. Messrs. Ingram and Endicott were not executive officers at the time these base salary decisions were made and as such their compensation was not formally reviewed by the Compensation Committee until September 2011. The Executive Committee as a whole received base salary increases of approximately 6% in the aggregate during 2011. At the end of 2011 our Executive Committee consisted of our named executive officers, together with Raymond H. Diradoorian, Executive Vice President, Global Technical Operations, Julian S. Gangolli, Corporate Vice President and President, North America, Arnold

A. Pinkston, Executive Vice President, General Counsel and Assistant Secretary and Scott Sherman, Executive Vice President, Human Resources.

As depicted in the following table, our named executive officers’ base salaries are at approximately the 97th percentile of the market median. The market position of the named executive officers’ 2011 base salaries based on our November 2010 market study are shown in the table below:

Named Executive Officer	2011 Annualized Base Salary(1)	% of Market Median
David E.I. Pyott	$1,300,000	100%
Chairman of the Board, President and Chief Executive Officer
Jeffrey L. Edwards	$ 590,000	95%
Executive Vice President, Finance and Business Development, Chief Financial Officer
Scott M. Whitcup, M.D.	$ 600,000	99%
Executive Vice President, Research and Development, Chief Scientific Officer
Douglas S. Ingram	$ 570,000	95%(2)
Executive Vice President and President, Europe, Africa and Middle East
David J. Endicott	$ 520,000	N/A(3)
Corporate Vice President and President, Allergan Medical, Asia Pacific and Latin America

(1)	For all of the named executive officers represents 2011 base salaries effective as of February 2011.

(2)	Based on January 2010 market data which reflects Mr. Ingram’s former role as our Executive Vice President, Chief Administrative Officer and Secretary. The data for Mr. Ingram’s current position was updated in December 2011. See page 42 for a comparison of Mr. Ingram’s cash compensation to the market median based on this updated data.

(3)	Mr. Endicott was not an executive officer prior to October 2011 and as such his compensation was not compared to the market median.

Annual Performance-Based Cash Incentive Awards

The primary purpose of our annual performance-based cash incentive awards is to motivate our executives to meet or exceed our company-wide short-term performance objectives. We have two annual bonus programs, each designed to reward management-level employees for their contributions to corporate objectives. Our Chief Executive Officer participates in our Executive Bonus Plan, while our other named executive officers and management employees participate in our Management Bonus Plan. Our Executive Bonus Plan was approved by our stockholders in 2011. Our two annual bonus programs generally have the same structure, as described below.

At the beginning of each year, the Compensation Committee establishes the performance objectives and approves the bonus structure under the annual bonus programs. In the beginning of the following year, the Compensation Committee determines the amount of bonuses to be paid out under our Executive Bonus Plan and the size of the bonus pool to be paid to employees participating in our Management Bonus Plan based upon our prior year’s performance against the pre-established objectives. In the case of executives that are required to own stock under our stock ownership guidelines (currently our Chief Executive Officer, executive vice presidents and corporate vice presidents), as a risk management best practice, payment for above-target performance is made in restricted stock (in the case of U.S.-based executives) or RSUs (in the case of U.S. expats overseas or international executives) subject to two-year cliff vesting.

Under both plans, our performance continues to be measured by our achievement of three key performance objectives. These performance objectives are based on our corporate strategies and objectives established as part of our annual operating plan process. For 2011, these performance objectives for target level performance were as follows:

•	adjusted earnings per share of $3.60 (the “EPS Target”),

•	sales revenue growth in local currency of 8.30% (the “Revenue Target”), and

•	R&D reinvestment rate of 16.1% of annual sales (the “R&D Reinvestment Target”).

The Compensation Committee determined that the EPS Target, the Revenue Target and the R&D Reinvestment Target were appropriate performance objectives for the purpose of establishing bonus payments because they focus on achieving quality earnings per share while continuing to reinvest in the long-term growth of our business through R&D.

Adjusted earnings per share is not defined under GAAP. We use adjusted EPS for judging the core operating performance of our business. Adjusted EPS excludes: cash expenditures or future requirements for expenditures relating to restructurings, certain licensing transactions and acquisitions; the tax benefit or tax expense associated with the items indicated; and the impact on earnings of charges resulting from certain matters that we consider not to be indicative of our on-going operations. Historically, including for 2011, we have used the same adjusted EPS number reported in our earnings releases for our bonus plans.

The funding level of the bonus pool as determined by our results for each of the three Company performance objectives is shown in the table below. For any bonus to be payable, adjusted EPS had to be greater than $3.43 or approximately 95.3% of the EPS Target. Once this threshold adjusted EPS amount was reached, the bonus pool would be funded based on linear interpolations for performance above and below the target amounts.

Performance Metric	Bonus Pool Funding at Threshold Performance	Bonus Pool Funding at Target Performance(1)	Bonus Pool Funding at Maximum Performance(1)
EPS Target	0% of target pool	80%	96%
Revenue Target	0%	10%	25%
R&D Reinvestment Target	0%	10%	25%

Total	0%	100%	146%

(1)	No funding for the Revenue Target or R&D Reinvestment Target would be made unless adjusted EPS exceeded the threshold of $3.43.

Once the aggregate bonus pool under the Management Bonus Plan is established, our Chief Executive Officer allocates the bonus pool to our businesses and/or functions based on the performance of each versus defined objectives that contributed to the results in 2011. For instance, an organization, such as R&D, which exceeded its defined objectives received a greater share of the bonus pool than a business or function that met its defined objectives. This allocation of the bonus pool among our businesses and/or functions reinforces our pay-for-performance philosophy. The objectives of the businesses and functions are reviewed and approved annually by our Chief Executive Officer and, in the case of our executive officers, the Compensation Committee.

Under the Management Bonus Plan, within each business and/or function (including with respect to our named executive officer participants within the Management Bonus Plan), each participant’s bonus could be further modified down to 0% or up to 150% based upon the participant’s individual evaluation by his or her supervisor. Historically, however, only downward modifications have been made for our executive officers. As described more fully below, for 2011, no modifications to the named executive officers bonus amounts were made based on these individual evaluations.

The bonus payable to our Chief Executive Officer under our Executive Bonus Plan for 2011 was based on the same formula as under our Management Bonus Plan, described above. The Compensation Committee, in its discretion, may reduce but not increase the bonus amount otherwise payable to the Chief Executive Officer under the Executive Bonus Plan.

Target Bonuses and Payouts. In determining target bonus amounts (defined as percent of base salary), the Compensation Committee compares each executive officer’s proposed target annual cash compensation (base salary and target bonus based on 100% achievement of each of the EPS Target, the Revenue Target and the R&D Reinvestment Target) against the 50th percentile of the market. Our Chief Executive Officer’s target bonus for 2011 remained at the same level as in 2010. The target bonus opportunities for the other named executive officers were increased by three to five percentage points and are shown in the table below. These increases were made to bring the named executive officers’ target annual cash compensation levels closer to the market median and, in the case of Mr. Endicott, in connection with his increased responsibilities for Asia Pacific and Latin America. Messrs. Ingram and Endicott were not executive officers at the time these target bonus decisions were made and their compensation was not formally reviewed by the Compensation Committee until September 2011.

The table below illustrates potential bonus payouts to our named executive officers as a percent of base salary if: (i) all three of the pre-established corporate performance objectives were met at the target level and (ii) all three of the pre-established corporate performance objectives were met at the maximum level. For the named executive officers participating in the Management Bonus Plan, the table below represents potential bonus payouts based solely on Company performance, prior to any adjustments for business function or individual performance.

Named Executive Officer	Objectives Met at Target Level (Bonus as % of Salary)	Objectives Met at Maximum Level (Bonus as % of Salary)
David E.I. Pyott	130.0%	190.0%
Chairman of the Board, President and Chief Executive Officer
Jeffrey L. Edwards	75.0%	109.5%
Executive Vice President, Finance and Business Development, Chief Financial Officer
Scott M. Whitcup, M.D.	75.0%	109.5%
Executive Vice President, Research and Development, Chief Scientific Officer
Douglas S. Ingram	75.0%	109.5%
Executive Vice President and President, Europe, Africa and Middle East
David J. Endicott	60.0%	87.6%
Corporate Vice President and President, Allergan Medical, Asia Pacific and Latin America

As a result of our achievement of 101.4% of the EPS Target, 111.2% of the Revenue Target and 100.6% of the R&D Reinvestment Target, and in accordance with the bonus structure approved at the beginning of 2011, the Compensation Committee approved a bonus payout to Mr. Pyott of approximately 110.5% of his target bonus. Also in accordance with the bonus structure approved at the beginning of 2011, the Compensation Committee established the 2011 bonus pool for participants in our Management Bonus Plan at approximately 110.5% of targeted bonus funding level resulting in an aggregate bonus pool under the Management Bonus Plan of approximately $51.5 million for approximately 1,153 participants. For 2011, our Chief Executive Officer recommended that the baseline bonus for employees be set at 108% of their target bonuses and that our business functions (and the executive officers responsible for those business functions) would receive adjustments to the baseline bonus based on each function’s performance separate from our corporate financial performance. The bonus payouts for Messrs. Edwards, Ingram and Endicott and Dr. Whitcup were approximately 110.5% of their target bonus.

The actual 2011 cash compensation (salary plus actual annual performance awards) for each of the named executive officers as compared to the 50th percentile of the market based on our December 2011 market study are shown in the table below.

Named Executive Officer	2011 Actual Salary(1)	Actual Bonus	Actual Total Cash Compensation	% of 50th Percentile of Market
David E.I. Pyott	$1,300,000	$1,866,900	$3,166,900	116%
Chairman of the Board, President and Chief Executive Officer
Jeffrey L. Edwards	$584,808	$488,800	$1,073,608	103%
Executive Vice President, Finance and Business Development, Chief Financial Officer
Scott M. Whitcup, M.D.	$594,323	$497,100	$1,091,423	105%
Executive Vice President, Research and Development, Chief Scientific Officer
Douglas S. Ingram	$567,784	$472,300	$1,040,084	111%
Executive Vice President and President, Europe, Africa and Middle East
David J. Endicott	$515,692	$344,700	$860,392	103%
Corporate Vice President and President, Allergan Medical, Asia Pacific and Latin America

(1)	Represents base salary earned during fiscal 2011.

For 2012, the Compensation Committee approved a similar bonus structure to the one used in 2011.

Long-Term Equity Incentives

For 2011, the Compensation Committee determined that our executive officers should receive long-term incentive awards in the form of non-qualified stock options, with a limited pool of restricted stock and RSU awards being awarded for that portion of bonuses to be paid in shares of restricted stock and RSUs under our Executive Bonus Plan and Management Bonus Plan, as per the design of those plans, and in limited cases for high performers. The Committee believes that stock options align the interests of our executives with those of our stockholders because they:

•

align the interests and compensation opportunity of our executives with those of our stockholders because the recipient will only realize a return on the option if our stock price increases over its term and, unlike time-vested stock awards, do not provide any value unless stockholder value increases;

•	reinforce our long-term growth strategy with compensation awards tied to the successful execution of that strategy; and

•

provide significant leverage if our growth objectives are achieved, and place a significant portion of compensation opportunity at risk if our objectives are not achieved and effectively balance risk and reward.

The Compensation Committee recognizes that most of our peer group companies deliver long-term incentives using a combination of two or more long-term incentive vehicles. While our stockholders permit the use of other equity-based vehicles via their approval of our 2011 Incentive Award Plan, the Compensation Committee believes time-vested stock options remain the most appropriate long-term incentive vehicle for our leadership. The Compensation Committee carefully reviewed peer group market data, stockholder advisory comments, and our 2010 compensation program stockholder vote in reaching this conclusion. In some cases, public companies have evolved to a combination of long-term incentive vehicles to ensure delivery of equity-based awards to executives during periods of limited share price appreciation. We believe that our comprehensive business planning, bias for execution, governance and compensation processes are the best mechanisms to reinforce our position as a growth company and maintain our industry-leading Price-Earnings ratio. While the Compensation Committee expects to continue to use stock options as its primary long-term incentive, it will continue to judiciously use the other vehicles approved by the Company’s stockholders.

Early in 2011, the Compensation Committee considered and approved a set of guidelines for long-term incentive awards for eligible participants based on the participants’ grade level in the organization. Actual equity awards to the named executive officers are based on these guidelines as well as specific peer group company position data. The guidelines for each position are set by the Compensation Committee based on an annual survey of competitive market practices and input from the compensation consultant. The guidelines target the annual grants of long-term incentive awards for each position (as a multiple of the base salary midpoint for the grade level) at the approximate 75th percentile of the market, based on both pharmaceutical survey and general industry data, with each component weighted equally. The purpose of this higher market positioning for equity-based compensation is to:

•	provide a total compensation program that maintains a significant amount of at-risk compensation and provides the opportunity to deliver above-market pay when our stockholders do well;

•	place greater overall emphasis on long-term performance;

•	encourage retention of key employees and stability; and

•	more closely align executive compensation with the interests of our stockholders.

In February 2011, the Compensation Committee reviewed its guidelines for long-term incentive awards for all eligible participants. The Compensation Committee considered the rate of share usage for proposed equity awards (which represents shares granted divided by common shares outstanding). The rate of share usage for proposed equity awards for 2011 represented approximately 5.4 million shares, or 1.75% of the common shares outstanding. The Compensation Committee also considered our 2010 rate of share usage of 1.66%, which approximated the 75th percentile of the market, and our three-year (2007-2009) average rate of share usage of 1.64% of the common shares outstanding, which was between the median and the 75th percentile of the market. This positioning is due to the fact that the Company’s equity awards are primarily in the form of stock options, which requires more shares than stock awards (such as restricted stock) to deliver equivalent economic value. On the other hand, the Company’s stockholder value transfer for the same three-year period (which represents the cost or expense of shares granted divided by the Company’s market capitalization at the time of grant) was at the market median. We believe that stockholder value transfer is a more relevant measure as it takes into account differences in cost between options and stock awards.

The options granted to the named executive officers corresponded to the 2011 equity grant guidelines for each executive’s position, except in the case of (i) Dr. Whitcup whose award was higher due to the exceptional performance of the R&D organization as exhibited by the number and impact of global regulatory approvals, the Compensation Committee’s focus on his long-term retention, and his increased responsibility for regulatory affairs, and (ii) in the case of Mr. Endicott whose award was also higher due to his exceptional performance and acceptance of his new assignment in the United States. In light of his performance and new assignment, Mr. Endicott was also awarded a restricted stock grant of 5,000 shares in February 2011.

Named Executive Officer	Number of Stock Options Granted in 2011	Value of Stock Options per Guideline Modeling(1)	Actual Multiple (% of Base Salary Midpoint)	Market Data 75th Percentile Multiple (% of Base Salary Midpoint)
David E.I. Pyott	375,000	$8,425,200	650%	650%
Chairman of the Board, President and Chief Executive Officer
Jeffrey L. Edwards	82,000	$1,842,300	305%	305%
Executive Vice President, Finance and Business Development, Chief Financial Officer
Scott M. Whitcup, M.D.	120,000	$2,696,100	449%	305%
Executive Vice President, Research and Development, Chief Scientific Officer
Douglas S. Ingram	82,000	$1,842,300	305%	305	%(2)
Executive Vice President and President, Europe, Africa and Middle East
David J. Endicott	52,000	$1,168,300	254%	200%
Corporate Vice President and President, Allergan Medical, Asia Pacific and Latin America

(1)	The values shown in this table are based on the guideline modeling price of $70.21 share price (our average 30 days closing price as of January 21, 2011) and a 32% Black-Scholes percent.

(2)	The market data for Mr. Ingram was based on his former role as our Chief Administrative Officer and Secretary.

On January 31, 2012, the Compensation Committee approved a special one-time performance-based recognition and retention award of RSUs to Mr. Pyott. This retention award represents the opportunity to earn up to a total of 165,000 shares of the Company’s common stock and is intended to recognize over a decade of outstanding performance by Mr. Pyott on behalf of the Company and its stockholders, to help ensure Mr. Pyott’s retention for a five (5) year performance period beginning on the grant date, and to reinforce the Company’s pay-for-performance philosophy to our stockholders.

Except as described below, the award will vest, if at all, only if Mr. Pyott remains continuously employed with the Company throughout the performance period. In addition, the portion of the award that vests at the end of the performance period is based on whether the Company’s common stock exceeds three distinct stock price performance thresholds, based on the highest consecutive 20-day average closing price of the Company’s common stock during the performance period, as follows: (i) one-third of the award will qualify to vest upon achievement of the minimum performance threshold; (ii) two-thirds of the award will qualify to vest upon achievement of the second performance threshold; and (iii) the entire award will qualify to vest upon achievement of the highest performance threshold. Among the Company’s peer group used for pay and performance purposes, the minimum performance threshold is set at a level achieved approximately half of the time by the peer group based on a review of five-year performance periods during the past ten years.

In the event of Mr. Pyott’s termination of employment due to death or disability, or a qualifying termination of employment occurs in connection with a change in control, all or a portion of the award may vest on an accelerated basis depending on the performance of the Company’s common stock during such shortened employment period. In the case of death or disability, the portion of the Award that vests on an accelerated basis will be reduced pro-rata based on the shortened employment period.

Equity Grant Policies

Except for new-hire grants, during 2011, options were granted to current executive officers on one occasion only, during a regularly scheduled meeting of the Compensation Committee held on January 31, 2011, with a grant date of February 17, 2011. For the 2011 fiscal year and the current fiscal year, the grant date is 11 trading days after the earnings release for the prior fiscal year. Where awards of bonus amounts payable under our Executive Bonus Plan and our Management Bonus Plan in excess of 100% of the target bonus are issued in restricted stock and RSUs, they are expressed in dollar valuations when approved by the Compensation Committee and the number of shares is determined two trading days after the full year earnings release based on the closing price of our common stock on that date. Other awards of stock options, restricted stock and RSUs are expressed in a number of shares when approved by the Compensation Committee.

Beginning with the 2008 fiscal year, our policy has been that option grant dates for newly hired executive officers and other eligible employees will be 11 trading days following the annual earnings release or two trading days following the next quarterly earnings release, as applicable, immediately following the executive officer’s or other eligible employee’s commencement of employment.

Compensation Clawback Policy

The Compensation Committee has adopted a clawback policy, whereby in the case of fraud or other intentional misconduct involving our executive officers or vice presidents that necessitates a restatement of our financial results, we are required to recover any bonus awards or other incentive compensation paid or issued to our executive officers or vice presidents in excess of the amount that would have been paid or issued based on the restated financial results. The Compensation Committee approved this policy after consideration of market practices and to further align the interests of our executive officers and vice presidents with our stockholders.

Stock Ownership Guidelines

Our board has approved a stock ownership policy for our most senior executives. In April 2010, the Compensation Committee:

•	increased the stock ownership level for our Chief Executive Officer from five times base salary to six times base salary; and

•	reviewed and re-approved our stock ownership levels of three times base salary for the executive vice-presidents and two times base salary for corporate vice presidents.

Ownership is determined based on the combined value of the following executive holdings: (i) shares owned outright; (ii) restricted shares; (iii) shares held in benefit plans; and (iv) shares held by spouse or children or in family trusts for estate planning purposes. Executives have five years from the time of appointment to comply with the ownership policy.

The Compensation Committee annually reviews our executive officers’ stock ownership status and the timeline for compliance in connection with our annual meeting of stockholders. Under the policy, executives who are not in compliance with the stock ownership levels must hold 25% of after-tax post-exercise shares upon any stock option exercise event until compliance with his or her respective stock ownership level is reached. As of December 5, 2011, all of our executive officers were in compliance with the policy.

The Company has also implemented a prohibition applicable to all of our directors and employees worldwide, including our executive officers, on the short selling of Company securities and the purchase or sale of derivative securities of the Company.

Perquisites and Other Benefits

Beginning in 2007, all major perquisite programs, other than tax and financial planning reimbursements were eliminated by the Compensation Committee in order to streamline the administration of the program. The Compensation Committee kept the tax and financial planning allowance in order to support effective use of our compensation programs and good financial management. In lieu of the terminated perquisites, the Compensation Committee determined to provide a flat annual perquisite allowance for each named executive officer. For 2011, the Compensation Committee approved a flat perquisite allowance of $20,000 for our Chief Executive Officer and $10,000 for each other named executive officer and, in addition, provided for reimbursements for tax and financial planning of up to $20,000 for our Chief Executive Officer and $10,000 for each other named executive officer. The flat perquisite allowance is taxable income to the executives, paid in equal bi-weekly installments during the course of the year and is not grossed-up. Reimbursements for tax and financially planning are also taxable income and are paid up to the maximum amounts described above, based on invoices submitted.

In connection with Mr. Ingram’s appointment to serve as Executive Vice President and President, Europe, Africa and Middle East in August 2010, we provided Mr. Ingram with certain benefits related to his international relocation, including but not limited to relocation allowance, host country housing, payment of private education and related expenses for Mr. Ingram’s dependent children and other expatriate benefits. Similarly, in connection with Mr. Endicott’s repatriation in August 2010 to the U.S. from Europe, where he served as Corporate Vice President and President, Europe, Africa and Middle East, to assume responsibility for Allergan Medical, we provided Mr. Endicott with certain benefits related to his international relocation. In connection with their international assignment, we also provided Messrs. Ingram and Endicott with tax equalization benefits and tax gross ups on their expatriate benefits in order to ensure no greater or lesser tax burden during their international assignment. A description of Messrs. Ingram’s and Endicott’s relocation benefits can be found beginning on page 51 under footnote 5 to the Summary Compensation Table.

We offer medical plans, dental plans, vision plans and disability insurance plans for all eligible U.S. employees. Executives are offered the same plans and charged the same rates as all other employees. We pay 100% of the cost of term life insurance for all eligible U.S. employees, including our executives. The term life insurance coverage levels and thus resulting costs are higher for our executives.

Executive Retirement Plans

We have two supplemental retirement plans for certain employees, including the named executive officers. These plans pay benefits directly to a participant to the extent benefits under our defined benefit retirement plan are limited by Sections 415 and 401(a)(17) of the Code. Payments under our supplemental retirement plans for benefits accrued through December 31, 2004 are in the same form and will be paid at the same time as a participant’s benefits under our pension plan. Payments under our supplemental plans for benefits accrued on or after January 1, 2005 will be paid beginning at the later of age 55 or termination of employment, unless an election was made prior to December 31, 2008 stating a different commencement of the payments; the form of payment for this portion of the accrued benefit will be selected immediately prior to the commencement of the payments.

Under the Allergan, Inc. Executive Deferred Compensation Plan, eligible employees, including the named executive officers, were historically permitted to defer receipt of up to 100% of their base salary and bonus; beginning January 1, 2010, eligible employees, including the named executive officers, were permitted to defer receipt of up to 65% of their base salary and bonus. Eligible employees, including the named executive officers, also receive contributions from us for a given year under the Executive Deferred Compensation Plan if, during that year, they have contributed the maximum before-tax contributions under our Savings and Investment Plan and the amount of contributions made to the Savings and Investment Plan on behalf of the participant was limited by the Code. A description of the material terms of these plans can be found beginning on page 56 under the Pension Benefits Table and on page 57 under the Nonqualified Deferred Compensation Table.

Severance and Change of Control Benefits

None of our U.S.-based employees, including our named executive officers, have an employment agreement that provides a specific term of employment with us. Accordingly, the employment of any such employee may be terminated at any time.

Severance Program (non-change of control). Since 1993, a severance pay policy has been in effect for executive officers whose employment is terminated as a result of a reduction in force, mutually agreed to resignation or sale of a business unit where the officer is not offered similar employment with the acquiring company. The amount of severance pay depends upon the executive officer’s years of service, with the greatest benefits payable for executive vice presidents having 15 or more full years of service, and the least benefits for service of less than seven years. The severance policy was designed to further retain executives by providing security that increases over time with the executive’s service to us.

Effective January 1, 2011, the Compensation Committee: (i) reduced cash severance levels for the Chief Executive Officer and Executive Vice Presidents by defining severance pay as a percentage of base salary only (instead of total cash compensation) and establishing a severance ceiling of 24 months of base salary for the Chief Executive Officer and Executive Vice President, including those with 15 or more years of service; and (ii) eliminated stock option acceleration and special benefits continuation provisions previously provided to CEO and Executive Vice Presidents with 15 or more years of service.

Change of Control Benefits. We have entered into change of control arrangements with each of our named executive officers, which provide for severance and other benefits if their employment is terminated under specified circumstances within two years following a change of control. Our change of control arrangements are designed to help attract key employees, preserve employee morale and productivity and encourage retention in the face of the potentially disruptive impact of an actual or potential change of control. These benefits also allow executives to assess takeover bids objectively without regard to the potential impact on their own job security.

For nonqualified stock option and restricted stock/RSU grants made in 2010 and thereafter, vesting will be accelerated upon a change of control only if there is qualifying termination, or if the acquiring company does not convert the awards to awards of the acquiring company with equivalent value. Thus, all stock options and restricted stock/RSU awards granted in 2010 and thereafter will require a “double-trigger” before vesting may be accelerated, rather than the “single-trigger” vesting that was previously in place.

A description of the material terms of our change of control agreements and severance pay policy, as well as a description of other benefits provided under our Incentive Compensation Plan, as amended, supplemental retirement plans and our Executive Bonus Plan and Management Bonus Plan, can be found beginning on page 58 under the Potential Payments Upon Termination or Change of Control Table.

Policies on Deductibility of Compensation

Section 162(m) of the Code limits the tax deductibility by a company of annual compensation in excess of $1,000,000 paid to our Chief Executive Officer and any of our three other most highly compensated executive officers, other than our Chief Financial Officer. However, performance-based compensation that has been approved by our stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals and the Compensation Committee establishing such goals consists only of “outside directors.” We believe that all members of the Compensation Committee qualify as outside directors. Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the option is not less than the fair market value of our common stock on the date of grant, and the plan includes a per-executive limitation on the number of shares for which options may be granted during a specified period. Our stock option grants under our 2011 Incentive Award Plan, as approved by our stockholders in May 2011, are intended to meet the criteria of Section 162(m) of the Code. There can be no assurance, however, that compensation attributable to awards granted under the 2011 Incentive Award Plan will be treated as qualified performance-based compensation under Section 162(m) and thus be deductible to us.

The Compensation Committee considers the anticipated tax treatment to the Company and our executive officers when reviewing executive compensation and our compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the Compensation Committee’s control, also can affect the deductibility of compensation.

Although the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy. The Compensation Committee will consider ways to attempt to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the Compensation Committee may award compensation to our executive officers that is not fully deductible if it determines that such award is consistent with the Compensation Committee’s compensation philosophy and is in our and our stockholders’ best interests, such as time-vested grants of restricted stock/RSUs, retention bonuses or other grants.

Our Executive Bonus Plan is designed and has generally been implemented with the intent to meet the performance-based criteria of Section 162(m) of the Code. There can be no assurance, however, that compensation attributable to awards granted under the Executive Bonus Plan will be treated as qualified performance-based compensation under Section 162(m) and thus be deductible to us.

Tabular Compensation Disclosure

The following tables summarize our named executive officer and non-employee director compensation as follows:

1.	Summary Compensation Table. The Summary Compensation Table summarizes the compensation earned by or paid to our named executive officers in 2011, 2010 and 2009, including salary earned, the aggregate grant date fair value of stock awards and option awards granted to our named executive officers, non-equity incentive plan awards earned by our named executive officers for performance, changes in the actuarial present value of our named executive officers’ accrued aggregate pension benefits and all other compensation paid to our named executive officers, including perquisites.

2.	Grants of Plan-Based Awards Table. The Grants of Plan-Based Awards Table summarizes all grants of plan-based awards made to our named executive officers in 2011, including cash and stock awards made under our Management Bonus Plan and our Executive Bonus Plan. For a discussion of cash and stock awards earned by our named executive officers under our Management Bonus Plan and our Executive Bonus Plan for 2011 performance, see the Summary Compensation Table.

3.	Outstanding Equity Awards at Fiscal Year-End Table. The Outstanding Equity Awards at Fiscal Year-End Table summarizes the unvested stock awards and all stock options held by our named executive officers as of December 31, 2011, adjusted, as applicable, to account for our two-for-one stock split that was completed on June 22, 2007. Please note that our named executive officers’ ownership of vested shares of stock is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in this Proxy Statement.

4.	Option Exercises and Stock Vested Table. The Option Exercises and Stock Vested Table summarizes our named executive officers’ option exercises and stock award vesting during 2011.

5.	Pension Benefits Table. The Pension Benefits Table summarizes the actuarial present value of our named executive officers’ accumulated benefits under our defined benefit retirement plan and two supplemental retirement plans and any payments made under those plans to our named executive officers during 2011.

6.	Nonqualified Deferred Compensation Table. The Nonqualified Deferred Compensation Table summarizes the contributions to and account balances under our Executive Deferred Compensation Plan during 2011.

7.	Potential Payments Upon Termination or Change of Control Table. The Potential Payments Upon Termination or Change of Control Table and discussion summarize payments and benefits that would be made to our named executive officers in the event of certain employment terminations and/or a change of control.

8.	Director Compensation Table. The Director Compensation Table summarizes the compensation paid to our non-employee directors during 2011, including cash compensation and the aggregate grant date fair value of stock awards and option awards previously granted to our non-employee directors.

1.  Summary Compensation Table

The following table shows the compensation earned by, or awarded or paid to, each of our named executive officers for services rendered in all capacities to us and our subsidiaries for the years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
David E.I. Pyott	2011	$1,300,000	$178,369	$8,730,825	$1,690,000	$2,026,942	$ 50,736	$13,976,872
Chairman of the Board, President and	2010	$1,300,000	$ 82,427	$8,021,249	$1,690,000	$1,504,274	$ 50,071	$12,648,021
Chief Executive Officer	2009	$1,300,000	$ 0	$8,185,921	$1,560,000	$ 901,857	$ 46,537	$11,994,315

Jeffrey L. Edwards	2011	$ 584,808	$ 41,342	$1,909,140	$ 442,500	$ 767,816	$ 33,968	$ 3,779,574
Executive Vice President,	2010	$ 539,230	$ 16,970	$1,758,446	$ 392,400	$ 552,669	$ 30,977	$ 3,290,692
Finance and Business Development,	2009	$ 495,000	$ 0	$2,133,254	$ 321,800	$ 298,747	$ 27,583	$ 3,276,384
Chief Financial Officer

Scott M. Whitcup, M.D.	2011	$ 594,323	$ 62,731	$2,793,864	$ 450,000	$ 523,197	$ 135,894	$ 4,560,009
Executive Vice President,	2010	$ 549,553	$ 7,096	$1,758,446	$ 396,600	$ 367,511	$ 133,561	$ 3,212,767
Research and Development,	2009	$ 540,000	$401,600	$2,002,709	$ 351,000	$ 233,881	$ 131,531	$ 3,660,721
Chief Scientific Officer

Douglas S. Ingram	2011	$ 567,784	$ 50,563	$1,909,140	$ 427,500	$ 576,656	$1,917,520	$ 5,449,163
Executive Vice President,	2010	$ 549,555	$ 18,567	$1,758,446	$ 396,500	$ 452,763	$ 297,172	$ 3,473,003
President, Europe, Africa, Middle East	2009	$ 540,000	$ 0	$2,002,709	$ 351,000	$ 210,384	$ 17,637	$ 3,121,730

David J. Endicott	2011	$ 515,692	$423,928	$1,210,674	$ 312,000	$ 584,969	$2,445,282	$ 5,492,545
Corporate Vice President,
President, Allergan Medical,
Asia Pacific and Latin America

(1)	The amounts shown include amounts of salary earned but deferred at the election of the named executive officer under the Savings and Investment Plan and the Executive Deferred Compensation.

(2)	The amounts shown are the grant date fair values of stock and option awards granted in the year indicated as computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used to determine the grant date fair values in 2011, see Note 10, Employee Stock Plans, to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2011. Awards payable to our named executive officers under our Executive Bonus Plan and our Management Bonus Plan in excess of 100% of the participant’s target bonus were paid out in shares of restricted stock or restricted stock units that vest in full on the second anniversary of the grant date, subject generally to continued employment with us through such vesting date. The amounts shown in the Stock Awards column include the grant date fair value for these restricted stock awards in the year of grant.

(3)	The amounts shown represent the cash portion of the bonus performance awards earned in 2011 and paid in February 2012 under our Executive Bonus Plan for Mr. Pyott and our Management Bonus Plan for all other named executive officers. Awards payable under our Executive Bonus Plan and our Management Bonus Plan in excess of 100% of the named executive officer’s target bonus were paid in grants of restricted stock that generally vest in full on the second anniversary of the grant date, subject generally to continued employment with us through such vesting date. The amounts shown do not include any portion of the awards paid in grants of restricted stock awards. The grant date fair values of such awards are reflected in the Stock Awards column in the year of grant. See “Grants of Plan-Based Awards” and “Compensation Discussion and Analysis – Annual Performance-Based Cash Incentive Awards” in this Proxy Statement for a more complete description of these plans.

(4)	This column includes the annual change in the actuarial present value of the named executive officer’s accrued aggregate pension benefit and the nonqualified deferred compensation earnings that are above-market. The change in the actuarial present value of the accrued pension benefit for 2011 is determined by subtracting the present value of each executive’s accrued benefit as of December 31, 2010 from the present value of their accrued benefits as of December 31, 2011. See “Pension Benefit Table” and “Compensation Discussion and Analysis – Executive Retirement Plans” in this Proxy Statement for a description of this plan.

(5)	For 2011, the amounts shown include our incremental cost for the provision to our named executive officers of certain specified perquisites (as detailed below), contributions by us to the Savings and Investment Plan and the cost of term life insurance and term executive post-retirement life insurance premiums and, in the case of certain named executive officers, vacation buybacks.

The table below shows our 2011 incremental cost for the provision of certain perquisites and tax payments to our named executive officers.

				Expatriate Expenses(c)(d)
Named Executive Officer	Year	Annual Perquisite Payment(a)	Tax and Financial Planning(b)	Aggregate Incremental Cost($)	Tax Equalization ($)	Tax Gross- Up($)	Other
Mr. Pyott	2011	$20,000	$20,000	$0	$0	$0	$0
Mr. Edwards	2011	$10,000	$1,986	$0	$0	$0	$0
Dr. Whitcup	2011	$10,000	$4,120	$0	$0	$0	$100,967	(e)
Mr. Ingram	2011	$10,000	$0	$443,215	$823,824	$630,057	$0
Mr. Endicott	2011	$9,250	$10,000	$23,801	$1,569,329	$796,064	$16,487	(f)

(a)	The annual perquisite amounts were established based on flat annual perquisite payments of $20,000 for our Chief Executive Officer and $10,000 for each other named executive officer.

(b)	We provide our named executive officers a tax and financial planning annual allowance of up to $20,000 for our Chief Executive Officer and $10,000 for each other named executive officer.

(c)	In connection with Mr. Ingram’s appointment to serve as Executive Vice President and President, Europe, Africa, Middle East effective August 1, 2010, we provided Mr. Ingram with certain benefits related to his expatriate assignment. For 2011, these expatriate benefits included, $292,870 for host country housing, $66,178 relocation allowance, $71,917 to pay for the cost of foreign private education for Mr. Ingram’s dependent children and $12,250 for transportation. In addition, in connection with his international assignment, we provided Mr. Ingram with host-country tax payments and tax settlements of $823,824 and tax gross up-payments of $630,057 related to his expatriate benefits, in each case, to ensure no greater or lesser tax burden during his international assignment. Amounts shown include payments made in pound sterling, which have been converted into U.S. dollars at the exchange rates in effect when the payments were made.

(d)	In connection with Mr. Endicott’s repatriation in August 2010 to the U.S. from Europe, we provided Mr. Endicott with relocation benefits in 2011 related to his international relocation of $23,801 consisting of home closing costs and transportation of goods. In addition, during 2011, we provided Mr. Endicott with host-country tax payments and tax settlements of $1,569,329 and tax gross up-payments of $796,064 related to Mr. Endicott’s expatriate benefits, in each case, to ensure no greater or lesser tax burden during his international assignment.

(e)	Prior to becoming an executive officer, on November 9, 2000, Dr. Whitcup entered into a Promissory Note secured by a Deed of Trust (the “Note”) in which he borrowed $300,000, without interest, from us for the purchase of a home. Dr. Whitcup must repay the Note if he is terminated with or without cause or if he sells or transfers his residence in California. If Dr. Whitcup remains employed and has not sold or otherwise conveyed the property, we will forgive the Note in three equal reductions of $100,000. The Note was reduced on November 9, 2009, November 9, 2010 and November 9, 2011. Accordingly, as of November 9, 2011, the Note has been forgiven and the balance on December 31, 2011 was $0. See “Certain Relationships and Related Person Transactions” in this Proxy Statement for additional information regarding this loan. In addition, we made nominal payments to Dr. Whitcup for his contributions to the development of patents in line with our policy for patent development.

(f)	Represents costs of spousal travel from Europe, where Mr. Endicott was on assignment, to a business leadership event in the United States as well as other related expenses.

The table below shows our 2011 contributions to the Savings and Investment Plan and the cost of term life insurance and term executive post-retirement life insurance premiums, as follows:

Named Executive Officer	Year	Savings and Investment Plan Contributions	Insurance Premiums(a)
Mr. Pyott	2011	$9,800	$936
Mr. Edwards	2011	$9,800	$936
Dr. Whitcup	2011	$9,800	$936
Mr. Ingram	2011	$9,800	$624
Mr. Endicott	2011	$9,800	$936

(a)	We pay 100% of the cost of term life insurance for all eligible employees as well as the cost of higher coverage levels in place for our executives. Amounts shown reflect the cost of the premiums for our named executive officers.

Savings and Investment Plan. The Allergan, Inc. Savings and Investment Plan is a defined contribution plan that qualifies as a 401(k) plan under the Code and also features a retirement contribution for eligible employees. The contributions to the plan are made by us for each of the named executive officers on the same terms as are applicable to all other employees. Under the 401(k) feature of the plan, we make a matching contribution to the plan equal to 100% of eligible participants’ before-tax contributions, after-tax contributions and Roth 401(k) contributions (effective September 1, 2011) up to a specified maximum amount that fluctuates from time to time, subject to Code limits on the maximum amount of pay that may be recognized. The maximum match was four percent for 2011.

A participant becomes vested in the Allergan matching contribution to the 401(k) after the participant completes three years of service or, if earlier, the participant reaches age 62, becomes permanently and totally disabled or dies, or in the case of an occurrence of a change of control. If a participant’s service terminates before he or she is vested, the participant will forfeit the Allergan match and any earnings thereon.

2.  Grants of Plan-Based Awards Table

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2011.

Name	Approval Date	Grant Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)

			Threshold ($)	Target ($)	Maximum ($)
David E.I. Pyott			$0	$1,690,000	$2,467,400
	1/31/2011	2/17/2011					375,000	$75.58	$8,730,825	(4)
	1/31/2011	2/17/2011				2,360			$178,369	(5)
Jeffrey L. Edwards			$0	$442,500	$969,200
	1/31/2011	2/17/2011					82,000	$75.58	$1,909,140	(4)
	1/31/2011	2/17/2011				547			$41,342	(5)
Scott M. Whitcup, M.D.			$0	$450,000	$985,500
	1/31/2011	2/17/2011					120,000	$75.58	$2,793,864	(4)
	1/31/2011	2/17/2011				830			$62,731	(5)
Douglas S. Ingram			$0	$427,500	$936,300
	1/31/2011	2/17/2011					82,000	$75.58	$1,909,140	(4)
	1/31/2011	2/17/2011				669			$50,563	(5)
David J. Endicott			$0	$312,000	$683,300
	1/31/2011	2/17/2011					52,000	$75.58	$1,210,674	(4)
	1/31/2011	2/17/2011				609			$46,028	(5)
	1/31/2011	2/17/2011				5,000			$377,900	(5)

(1)	The option and stock awards shown were approved at a regularly scheduled meeting of the Compensation Committee held on January 31, 2011, prior to our full year earnings release, and the grant date for such awards was February 17, 2011.

(2)	The amounts shown represent the potential value of performance bonus awards earned in 2011 and paid in 2012 under our Executive Bonus Plan for Mr. Pyott and under our Management Bonus Plan for all other named executive officers. Awards payable under our Executive Bonus Plan and our Management Bonus Plan in excess of 100% of the named executive officer’s target bonus are payable in grants of restricted stock or restricted stock units that vest in full generally on the second anniversary of the grant date, subject generally to continued employment with us through such vesting date. Accordingly, the amounts shown in the “Target” column reflect the maximum amounts payable in cash under our Executive Bonus Plan and our Management Bonus Plan to the named executive officers. The difference in the value reflected in the “Maximum” column and “Target” column would be payable solely in shares of restricted stock. Actual bonuses are based on our performance against target and are subject to the discretion of the Compensation Committee to reduce the amounts payable. Please also see “Compensation Discussion and Analysis – Annual Performance-Based Cash Incentive Awards” in this Proxy Statement for a more complete description of these bonus plans.

(3)	Amounts represent the number of options that were granted pursuant to the 2008 Incentive Award Plan and have an exercise price per share equal to closing price of our common stock on the NYSE on February 17, 2011, the grant date, in accordance with the terms of the plan.

(4)	The dollar value of the options shown represents the grant date fair value based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under FASB ASC Topic 718. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. For a discussion of valuation assumptions used to determine the grant date fair values in 2011, see Note 10, Employee Stock Plans, to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2011.

(5)	The dollar value of the stock shown represents the grant date fair value as prescribed under FASB ASC Topic 718, based on the closing price of our common stock on the grant date of $75.58.

3.  Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth summary information regarding the outstanding equity awards held by each of our named executive officers at December 31, 2011. Please note that ownership of vested shares of stock is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholders” in this Proxy Statement.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)
David E.I. Pyott	0	375,000	(2)	$75.58	2/17/21	30,000	(5)	$2,632,200
	105,600	316,800	(3)	$59.13	2/22/20
	266,500	266,500	(4)	$40.16	2/20/19
	410,000	0		$64.47	2/14/18
	386,800	0		$58.55	2/2/17
	252,000	0		$36.15	2/8/15
	500,000	0		$41.24	1/29/14
	119,000	0		$30.13	1/30/13

	2,039,900	958,300

Jeffrey L. Edwards	0	82,000	(2)	$75.58	2/17/21	834	(6)	$73,175
	23,150	69,450	(3)	$59.13	2/22/20
	69,450	69,450	(4)	$40.16	2/20/19
	105,500	0		$64.47	2/14/18
	89,200	0		$58.55	2/2/17
	84,000	0		$55.98	2/6/16
	40,000	0		$36.15	2/8/15

	411,300	220,900

Scott M. Whitcup, M.D.	0	120,000	(2)	$75.58	2/17/21	14,950	(5)(6)	$1,311,713
	23,150	69,450	(3)	$59.13	2/22/20
	65,200	65,200	(4)	$40.16	2/20/19
	105,500	0		$64.47	2/14/18
	89,200	0		$58.55	2/2/17
	84,000	0		$55.98	2/6/16
	100,000	0		$36.15	2/8/15
	32,000	0		$41.24	1/29/14
	20,800	0		$30.13	1/30/13

	519,850	254,650

Douglas S. Ingram	0	82,000	(2)	$75.58	2/17/21	983	(6)	$86,248
	23,150	69,450	(3)	$59.13	2/22/20
	65,200	65,200	(4)	$40.16	2/20/19
	105,500	0		$64.47	2/14/18
	89,200	0		$58.55	2/2/17
	84,000	0		$55.98	2/6/16
	100,000	0		$36.15	2/8/15
	66,000	0		$41.24	1/29/14

	533,050	216,650

David J. Endicott	0	52,000	(2)	$75.58	2/17/21	20,186	(5)(6)	$1,771,120
	0	37,500	(3)	$59.13	2/22/20
	0	30,000	(4)	$40.16	2/20/19
	54,000	0		$64.47	2/14/18

	54,000	119,500

(1)	Represents the closing price of a share of our common stock on December 30, 2011 ($87.74) multiplied by the number of shares or units that have not vested.

(2)	25% of the total option grant vests and becomes exercisable on each of the first, second, third and fourth anniversaries of February 17, 2011, the date of the grant, and have a term of ten years.

(3)	25% of the total option grant vests and becomes exercisable on each of the first, second, third and fourth anniversaries of February 22, 2010, the date of the grant, and have a term of ten years.

(4)	These options vest and are exercisable as to 25% of the total grant on each of the first, second, third and fourth anniversaries of February 20, 2009, the date of the grant, and have a term of ten years.

(5)	Amounts include 30,000 restricted shares of our common stock granted to Mr. Pyott that vest in full on February 14, 2012, the fourth anniversary of the grant date, 10,000 restricted shares of our common stock and 4,000 restricted shares of our common stock granted to Dr. Whitcup that vest in full on February 20, 2013 and February 14, 2012, respectively, the fourth anniversary of the grant date, and 5,000 restricted shares of our common stock, 7,000 restricted units of common stock and 7,000 restricted shares of common stock granted to Mr. Endicott that vest in full on February 17, 2015, February 22, 2014 and February 20, 2013, respectively, the fourth anniversary of the grant date.

(6)	Amounts include 287, 314 and 120 shares granted to Messrs. Edwards and Ingram and Dr. Whitcup, respectively, as well as 577 units granted to Mr. Endicott on February 22, 2010, which cliff vest in full on February 22, 2012. These shares were awarded under our Management Bonus Plan for 2009 and represent the excess of 100% of the participants’ bonus targets, paid in grants of restricted stock. Amounts also include 547, 609 and 830 shares granted to Messrs. Edwards and Endicott and Dr. Whitcup, respectively, as well as 669 units granted to Mr. Ingram on February 17, 2011, which cliff vest in full on February 17, 2013. These shares were awarded under our Management Bonus Plan for 2010 and represent the excess of 100% of the participants’ bonus targets, paid in grants of restricted stock. These stock awards cliff vest in full on the second anniversary of the grant date, subject to continued employment with us through such vesting date. Vesting, however, is accelerated on such date as the participant is eligible for normal retirement (having reached the age of 55 and five years of service) or in the event of termination due to death or permanent disability. Vesting is prorated in the case of a job elimination as a result of a reduction in force based on the length of the participant’s service subsequent to the grant date. Mr. Pyott was retirement eligible effective October 13, 2008 and as such his shares granted on February 17, 2011 under the Executive Bonus Plan were fully vested at grant and are not reflected in the table above.

4.  Option Exercises and Stock Vested Table

The following table summarizes the option exercises and stock award vesting for each of our named executive officers for the year ended December 31, 2011.

	Option Awards			Stock Awards
Name	Number of Securities Acquired on Exercise	Value Realized on Exercise(1)		Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
David E.I. Pyott	566,754	$30,602,292	(3)	2,360	$178,369
Jeffrey L. Edwards	34,000	$1,351,330		0	$0
Scott M. Whitcup, M.D.	7,500	$402,680		0	$0
Douglas S. Ingram	66,000	$3,384,150		0	$0
David J. Endicott	154,500	$3,049,800		0	$0

(1)	Represents the price at which shares acquired upon exercise of the stock options were sold net of the exercise price for acquiring shares.

(2)	Represents the vesting date closing market price of a share of our common stock multiplied by the number of shares that have vested.

(3)	The options exercised by Mr. Pyott were due to expire on April 24, 2012.

5.  Pension Benefits Table

The following table summarizes the actuarial present value of each of our named executive officer’s accumulated benefits under our defined benefit retirement plan and two supplemental retirement plans as of the December 31, 2011 measurement date and any payments made during the year ended December 31, 2011.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefits	Payments During Last Fiscal Year
David E.I. Pyott	Defined Benefit Retirement Plan(1)	14	$577,110	$0
	Supplemental Executive Benefit Plan(2)	14	$7,882,195	$0
	Supplemental Retirement Income Plan(2)	14	$0	$0

Jeffrey L. Edwards	Defined Benefit Retirement Plan(1)	18.6	$555,709	$0
	Supplemental Executive Benefit Plan(2)	18.6	$2,002,028	$0
	Supplemental Retirement Income Plan(2)	18.6	$0	$0

Scott M. Whitcup, M.D.	Defined Benefit Retirement Plan(1)	12	$376,331	$0
	Supplemental Executive Benefit Plan(2)	12	$1,391,339	$0
	Supplemental Retirement Income Plan(2)	12	$0	$0

Douglas S. Ingram	Defined Benefit Retirement Plan(1)	15.8	$427,340	$0
	Supplemental Executive Benefit Plan(2)	15.8	$1,497,119	$0
	Supplemental Retirement Income Plan(2)	15.8	$0	$0

David J. Endicott	Defined Benefit Retirement Plan(1)	25.4	$612,836	$0
	Supplemental Executive Benefit Plan(2)	25.4	$1,220,618	$0
	Supplemental Retirement Income Plan(2)	25.4	$0	$0

(1)	Defined Benefit Retirement Plan. Our defined benefit retirement plan, our pension plan, provides pension benefits to U.S. employees, including executive officers, based upon the average of the employee’s highest 60 consecutive months of eligible earnings and years of service integrated with covered compensation as defined by the Social Security Administration. The annual benefit payable at normal retirement age is as follows: 1.23% of average earnings not in excess of covered compensation times the number of years of service to 35 years, plus 1.73% of average earnings in excess of covered compensation times the number of years of service to 35 years, plus 0.50% of average earnings times service in excess of 35 years.

Eligibility to participate in our pension plan was terminated for employees that joined us after September 30, 2002. The normal retirement age is 65, however unreduced benefits are payable at age 62. Early retirement benefits are available at age 55 with five years of service. Benefits are reduced 6% per year for commencement prior to age 62. A participant is fully vested in his pension benefit after five years of service. Mr. Pyott is currently eligible for early retirement because he is over age 55 and has more than five years of service.

Eligible earnings include amounts paid to an employee by Allergan for services rendered, including base earnings, commissions and similar incentive compensation, cost of living allowances earned within the US, holiday pay, overtime earnings and other bonus amounts paid under certain programs.

Lump sums less than $10,000 can either be paid out or rolled over into an eligible retirement plan.

The present value of accumulated benefits is based on a 4.63% discount rate and the RP-2000 Mortality Table, projected to 2020, combined for employees and annuitants, separate for males and females and no collar adjustment. No preretirement mortality, retirement or termination has been assumed for the valuation. The value in the Pension Benefits Table does not match the Accumulated Benefit Obligation for accounting purposes. It is intended to represent the present value of the accrued benefit reflecting retirement at age 62, the plan’s earliest retirement date with unreduced benefits.

(2)

Supplemental Executive Benefit Plan and Supplemental Retirement Income Plan. These plans pay benefits directly to a participant to the extent benefits under our defined benefit pension plan are limited by Internal Revenue Code (IRC) Sections 401(a)(17) and 415, respectively. Supplemental retirement plan payments for benefits earned and vested prior to January 1, 2005 are paid in the same form and at the same time as a participant’s benefits under our pension plan. Supplemental retirement plan payments for benefits earned or vested after December 31, 2004 will be paid in a form of payment and at a future date based on elections made in 2008 in accordance with IRC Section 409A. There are no benefits that have accrued in the Supplemental Retirement Income Plan for the participants listed in the Pension Benefits Table. The 415 limit is $195,000 for 2011.

Eligible employees under the Supplemental Executive Benefit Plan include employees whose benefits are limited by IRC Section 401(a)(17). Eligible employees under the Supplemental Retirement Income Plan include management employees whose benefits are limited by IRC Section 415.

The present value of accumulated benefits is based on a 4.61% discount rate and the RP-2000 Mortality Table, projected to 2020, combined for employees and annuitants, separate for males and females and no collar adjustment. No preretirement mortality, retirement or termination has been assumed for the valuation. The value in the Pension Benefits Table does not match the Accumulated Benefit Obligation for accounting purposes. It is intended to represent the present value of the accrued benefit reflecting retirement at age 62, the plan’s earliest retirement date with unreduced benefits.

6.  Nonqualified Deferred Compensation Table

The following table sets forth a summary of contributions to, and account balances under, our Executive Deferred Compensation Plan, as more fully described below, for the year ended December 31, 2011.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2011
David E.I. Pyott	$0	$0	$0	$0	$0
Jeffrey L. Edwards	$0	$0	$0	$0	$0
Scott M. Whitcup, M.D.	$0	$0	$-15,250	$0	$194,013
Douglas S. Ingram	$0	$0	$0	$0	$0
David J. Endicott	$147,413	$0	$22,158	$0	$1,421,338

(1)	The amounts in this column reflect gains and losses by funds in which investments were made under the Executive Deferred Compensation Plan.

Executive Deferred Compensation Plan. Under the Executive Deferred Compensation Plan, eligible employees, including our named executive officers, are permitted to defer receipt of up to 65% of their base salary and bonus (100% prior to in January 1, 2010). Eligible employees, including our named executive officers, receive contributions from us, or Employer Match Restoration Credits, for a given year under the Executive Deferred Compensation Plan if, during that year, they have contributed the maximum before-tax contributions to our Savings and Investment Plan and if the amount of contributions made to the Executed Deferred Compensation Plan resulted in fewer matching contributions made to the Savings and Investment Plan. Similarly, eligible employees receive Company contributions, or Retirement Contribution Restoration Credits, for a given year under the Executive Deferred Compensation Plan if, during that year, the amount of contributions made pursuant to the retirement plan contribution feature of the Savings and Investment Plan was limited by the Code. A participant is deemed 100% vested in the Employer Match Restoration Credits, regardless of the number of years of service with us. A participant becomes vested in the Retirement Contribution Restoration Credits at a rate of 20% for each completed year of service with us or, if earlier, the participant reaches age 62, becomes permanently disabled or dies, or at a change of control. Only employees who were hired prior to October 1, 2002 and who made a one-time irrevocable election to participate in the retirement contribution feature of our 401(k) plan (and forego participation in our pension plan), or who were hired on or after October 1, 2002, are eligible to receive Retirement Contribution Restoration Credits. None of our named executive officers are eligible to receive Retirement Contribution Restoration Credits.

The Executive Deferred Compensation Plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. A “rabbi trust” has been established to satisfy our obligations under the plan. The Global Investments & Benefits Subcommittee of our Executive

Committee selects investment vehicles, or fund media, amongst which participants make investment allocations that provide the basis on which gains and losses are attributed to account balances under the Executive Deferred Compensation Plan. The Global Investments & Benefits Subcommittee may add or delete from the fund selection from time to time. In 2011, the plan permitted participants to choose from among thirteen investment funds. The rates of return of the funds for 2011 ranged from -13.31% to 4.17%.

The fund media and their annual rates of return for the calendar year ended December 31, 2011 are contained in the following table.

Name of Investment Option	Rate of Return in 2011
Vanguard Prime Money Market	0.14%
PIMCO Total Return-Inst	4.17%
Dodge & Cox Balanced	-1.66%
Dodge & Cox Stock	-4.08%
JPMorgan US Equity-R5	-1.48%
BlackRock S&P 500 Index	1.98%
Nuveen Winslow Large Cap Growth-I	-0.66%
Columbia Marsico Focused Equities-Z	-2.44%
TIAA-CREF Instl Small-Cap Blend Index-Instl	-4.12%
Wells Fargo Advantage Special Small Cap Value-Inst	-1.73%
Times Square Small Cap Growth-Inst	2.56%
American Funds New Perspective-R6	-7.33%
American Funds EuroPacific Growth-R6	-13.31%

Benefit payments under the Executive Deferred Compensation Plan commence the January following termination of employment for any reason and are payable in 20, 40 or 60 quarterly installments (but a lump sum payment will be made if the total account balance is less than $50,000). In addition, a participant may elect to receive benefit payments while still employed, payable as a lump sum or in 8, 12 or 16 quarterly installments.

7.  Potential Payments Upon Termination or Change of Control Table

Change of Control Agreements. We have entered into arrangements with each of our named executive officers that provide certain benefits in the event of a change of control (as defined below). Under these arrangements, if, within two years after a change of control, we terminate a named executive officer’s employment other than for cause, death or disability or the executive terminates his or her employment in the case of a material reduction of executive compensation or a material reduction, modification or change of executive duties (each a “qualifying termination”), the named executive officer is entitled to:

•

A cash payment equal to three times (i) such named executive officer’s highest annual salary rate within the five-year period preceding termination plus (ii) a bonus increment equal to the average of the two highest of the last five bonuses paid to such executive under our Management Bonus Plan or our Executive Bonus Plan, as applicable, payable in a lump sum within 30 days after such termination, unless the named executive officer chooses to be paid over a longer period; provided, however, that if the named executive officer’s severance payment under our Severance Pay Plan (described below) would be higher than the foregoing payment, then the named executive officer’s payment would be equal to the amount determined in accordance with the Severance Pay Plan;

•

For an additional three-year period, payments equal to our retirement contributions (not including matching contributions) to the Savings and Investment Plan and the Retirement Contribution Restoration Credits to the Executive Deferred Compensation Plan that would have been received if the named executive officer had continued working;

•	Continuation of all employment benefits for a three-year period and outplacement benefits of a type and duration generally provided to employees at the named executive officer’s level; and

•	Vesting of all stock options, restricted stock and other incentive compensation awards.

In April 2010, the Compensation Committee approved a new change of control severance policy which would apply on a going forward basis to all new hires and promotions. The policy prohibits excise tax gross-ups and benefit enhancements, such as pension credits, in the event of qualifying terminations following a change of control and redefines bonus in the cash severance formula so that it is based on target bonus rather than the average of the two highest bonuses in the past five years.

Our change in control arrangements provide that the payments and benefits listed above may be delayed as necessary to ensure compliance with the requirements of Internal Revenue Code Section 409A.

A “change of control” is generally defined as one of the following: (i) the acquisition by any person of beneficial ownership of 20% or more of our voting stock (unless our board approves the acquisition), or 33% or more of our voting stock (with or without board approval); (ii) certain business combinations involving us; (iii) a stockholder approved disposition of all or substantially all of our assets; or (iv) a change in a majority of the incumbent board members, except for changes in the majority of such members approved by such members, subject to certain exceptions.

“Cause” is generally defined as one of the following: (i) refusal of the executive to comply with written instructions of our board that are consistent with the scope of the executive’s responsibilities prior to the change of control; (2) dishonesty of the executive that results in material financial loss to us or injury to our reputation; or (3) the executive’s conviction of any felony involving an act of moral turpitude.

We may, in our sole discretion, provide notice of termination of an executive no later than 60 days prior to the expiration of the agreement. If written notice is not provided, the agreement automatically extends for successive 12 month periods beyond its customary two year term.

Severance Pay Plan. The Compensation Committee has approved a severance pay plan for certain executive officers, which includes Messrs. Pyott, Edwards and Ingram and Dr. Whitcup, whose employment is terminated as a result of a reduction in force, mutual resignation or sale of a business unit where the executive officer is not offered similar employment with the acquiring company. The revised severance pay plan for executive officers effective January 1, 2011 is more consistent with the evolving compensation practices and trends regarding severance benefits.

Under the terms of the executive severance pay plan effective January 1, 2011, the amount of severance pay depended upon the executive officer’s years of service with us. Each executive officer has the right to receive a cash severance payment in an amount equal to 12 to 24 months (the “Severance Pay Period”) of the participant’s base salary at the time of termination, based upon the participant’s years of credited service at Allergan. In addition, participants are entitled to receive coverage under certain health care benefit plans for the duration of the participant’s Severance Pay Period; provided that such participant pays the required participant contributions for such coverage. Participants are also entitled to receive outplacement counseling services for a period determined by us. Executive officers are no longer entitled to stock option and restricted stock acceleration and special benefits continuation provisions previously provided to executive officers with 15 or more years of service.

Mr. Endicott is not covered under the executive severance pay plan and is covered under our broad-based severance plan. Under the broad-based severance plan, Mr. Endicott is credited with 25 full years of service at Allergan and has the right to receive a cash severance payment in an amount equal to 14 months of his base salary at the time of termination.

Acceleration of Benefits Under Certain Other Plans. Our 2008 Incentive Award Plan, our 1989 Incentive Compensation Plan, as amended, supplemental retirement plans, as amended, our Management Bonus Plan and our Executive Bonus Plan also contain provisions for the accelerated vesting of benefits to our executives, including each named executive officer, upon a change of control of us (using the same definition of “change of control” as the definition described above under “Change of Control Agreements”). Under our 1989 Incentive Compensation Plan, as amended, which governed option grants made prior to May 2008 and was superseded by our 2008 Incentive Award Plan, vesting of a participant’s options and restricted stock is accelerated in the event of a termination due to death, permanent disability or in the case of a change of control. In the case of a job elimination as a result of a reduction in force or transfer to a new organization outside of us as a result of a divestiture, vesting of a participant’s options is accelerated and vesting of a participant’s restricted stock is prorated based on the length of the participant’s service subsequent to the grant date. Awards under our 2008 Incentive Award Plan, which was approved by our stockholders on May 6, 2008 and supersedes our 1989 Incentive Compensation Plan, as amended, contains similar accelerated vesting provisions in the event of a change of control or a participant’s termination of employment due to death or disability. In addition, awards under our 2008 Incentive Award Plan provide for accelerated vesting upon a participant’s job elimination, but only if he or she executes and does not revoke a general release of claims against us. In July 2009, the Compensation Committee determined that in light of evolving market practices, for nonqualified stock option and restricted stock grants made in 2010 and thereafter, vesting will be accelerated upon a change of control only if the participant’s position is terminated, or if the acquiring company does not convert the awards to awards of the acquiring company with equivalent value. Thus, all 2010 and new stock options and restricted stock awards, including those granted under our 2011 Incentive Award Plan, require a “double-trigger” before vesting may be accelerated, rather than the “single-trigger” that was previously in place.

Under our supplemental retirement plans, in the event of a change of control, each participant will receive a lump sum payment in lieu of accrued benefits under the plans based on a more favorable 3.6% discount rate. Termination under our supplemental retirement plans can be for any reason whatsoever, voluntary or involuntary.

Under our Management Bonus Plan and our Executive Bonus Plan, each as in effect, if a change of control occurs during any year in which a participant is eligible to receive a bonus award under the plan, such bonus award will be prorated to the effective date of the change of control and all performance objectives set by the Compensation Committee will be deemed to be met at the greater of 100% of the performance objective or our actual prorated year-to-date performance. Payment is conditioned upon the recipient continuing to be employed by us or our successor on the effective date of the change of control and will be made within 30 days after the effective date of the change of control. No amounts are shown for these benefits in the table below, as the change of control occurs on the last day of the performance period and thus the payout would be the same as if the change of control had not occurred.

In accordance with the requirements of the SEC, the following table presents our reasonable estimate of the benefits payable to our named executive officers assuming that each of the following events occurred on December 30, 2011, the last business day of fiscal year 2011: (1) a change of control; (2) a change of control and qualifying termination of employment; (3) a job elimination as a result of a reduction in force; (4) a termination as a result of a mutually agreed to resignation; (5) a termination as a result of a transfer to an organization outside of us as a result of a divestiture; and (6) a termination as a result of death or permanent disability. Amounts shown in the table below represent payouts under the terms of the severance pay policy in effect on December 30, 2011. Excluded are benefits previously accrued under our Executive Deferred Compensation Plan, defined benefit retirement plan and two supplemental retirement plans. For information on such accrued benefits, see the Pension Benefits Table and the Nonqualified Deferred Compensation Table in this Proxy Statement. Also excluded are benefits provided to all employees, such as accrued vacation. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a change of control, our named executive officers will receive the amounts reflected below.

Name	Trigger	Salary and Bonus(1)	Retirement Benefits(2)	Value of Option Acceleration(3)	Value of Restricted Stock Acceleration(4)	Continuation of Employment Benefits(5)	280G Tax Gross Up(6)	Total Value(7)
David E.I. Pyott	Change of Control	$ 0	$ 0	$26,303,718	$2,632,200	$ 0	$ 0	$28,935,918
	Change of Control and Qualifying Termination	$10,267,200	$2,455,531	$26,303,718	$2,632,200	$231,044	$ 0	$41,889,693
	Job Elimination — Reduction in Force	$ 2,166,667	$ 0	$26,303,718	$2,522,525	$ 0	$ 0	$30,992,910
	Mutually Agreed to Resignation	$ 2,166,667	$ 0	$ 0	$ 0	$ 0	$ 0	$2,166,667
	Transfer to an Organization Outside of Allergan as a Result of a Divestiture	$ 0	$ 0	$26,303,718	$2,522,525	$ 0	$ 0	$28,826,243
	Death or Disability(8)	$ 0	$ 0	$26,303,718	$2,632,200	$ 0	$ 0	$28,935,918

Jeffrey L. Edwards	Change of Control	$ 0	$ 0	$ 6,288,516	$ 73,175	$ 0	$ 0	$ 6,361,691
	Change of Control and Qualifying Termination	$ 3,010,350	$ 619,019	$ 6,288,516	$ 73,175	$171,185	$ 0	$10,162,245
	Job Elimination — Reduction in Force	$ 1,106,250	$ 0	$ 6,288,516	$ 42,993	$ 0	$ 0	$ 7,437,759
	Mutually Agreed to Resignation	$ 1,106,250	$ 0	$ 0	$ 0	$ 0	$ 0	$ 1,106,250
	Transfer to an Organization Outside of Allergan as a Result of a Divestiture	$ 0	$ 0	$ 6,288,516	$ 42,993	$ 0	$ 0	$ 6,331,509
	Death or Disability(8)	$ 0	$ 0	$ 6,288,516	$ 73,175	$ 0	$ 0	$ 6,361,691

Scott M. Whitcup, M.D.(8)	Change of Control	$ 0	$ 0	$ 6,548,381	$1.311,713	$ 0	$ 0	$ 7,860,094
	Change of Control and Qualifying Termination	$ 3,142,650	$ 581,080	$ 6,548,381	$1,311,713	$130,545	$ 0	$11,714,368
	Job Elimination — Reduction in Force	$ 925,000	$ 0	$ 6,548,381	$ 997,692	$ 0	$ 0	$ 8,471,073
	Mutually Agreed to Resignation	$ 925,000	$ 0	$ 0	$ 0	$ 0	$ 0	$ 925,000
	Transfer to an Organization Outside of Allergan as a Result of a Divestiture	$ 0	$ 0	$ 6,548,381	$ 997,692	$ 0	$ 0	$ 7,546,073
	Death or Disability(8)	$ 0	$ 0	$ 6,548,381	$1,311,713	$ 0	$ 0	$ 7,860,094

Douglas S. Ingram	Change of Control	$ 0	$ 0	$ 6,086,301	$ 86,248	$ 0	$ 0	$ 6,172,549
	Change of Control and Qualifying Termination	$ 3,024,300	$ 587,361	$ 6,086,301	$ 86,248	$171,548	$ 0	$ 9,955,758
	Job Elimination — Reduction in Force	$ 997,500	$ 0	$ 6,086,301	$ 49,573	$ 0	$ 0	$ 7,133,374
	Mutually Agreed to Resignation	$ 997,500	$ 0	$ 0	$ 0	$ 0	$ 0	$ 997,500
	Transfer to an Organization Outside of Allergan as a Result of a Divestiture	$ 0	$ 0	$ 6,086,301	$ 49,573	$ 0	$ 0	$ 6,135,874
	Death or Disability(8)	$ 0	$ 0	$ 6,086,301	$ 86,248	$ 0	$ 0	$ 6,172,549

David J. Endicott	Change of Control	$ 0	$ 0	$ 3,132,595	$1,771,120	$ 0	$ 0	$ 4,903,715
	Change of Control and Qualifying Termination	$ 2,341,050	$ 618,659	$ 3,132,595	$1,771,120	$171,606	$ 0	$ 8,035,030
	Job Elimination — Reduction in Force	$ 606,667	$ 0	$ 3,132,595	$ 876,347	$ 0	$ 0	$ 4,615,609
	Mutually Agreed to Resignation	$ 606,667	$ 0	$ 0	$ 0	$ 0	$ 0	$ 606,667
	Transfer to an Organization Outside of Allergan as a Result of a Divestiture	$ 0	$ 0	$ 3,132,595	$ 876,347	$ 0	$ 0	$ 4,008,942
	Death or Disability(8)	$ 0	$ 0	$ 3,132,595	$1,771,120	$ 0	$ 0	$ 4,903,715

(1)	In the case of a change of control and qualifying termination, represents three-times the sum of (i) the highest annual salary rate within the five year period preceding termination, plus (ii) a bonus increment equal to the average of the two highest of the last five bonuses paid to such executive under our Management Bonus Plan or our Executive Bonus Plan, as applicable. In the case of a termination of employment under the terms of our executive severance pay plan in effect on December 30, 2011, represents, for our executive officers having from 10 up to 15 full years of service (Messrs. Pyott and Ingram and Dr. Whitcup), between 18 and 21 months of base salary at the time of termination, and for our executive officer with 18 full years of service (Mr. Edwards), 22.5 months of base salary at the time of termination, and for Mr. Endicott, who is covered under our broad-based severance plan, 25 full years of service, 14 months of base salary at the time of termination.

(2)

In the case of a change of control and a change of control and a qualifying termination, represents the present value of the incremental non-qualified pension benefit payable based on a 3.6% discount rate and the mortality table defined in Section 1.430(h)(3) of the Code. This table is based on the RP-2000 sex-distinct table that reflects projected mortality improvements 15 years into the future from the valuation date for nonannuitants and seven years into the future for annuitants. In the case of a change of control and qualifying termination, also represents the present value of payments equal to our retirement contributions (not including matching contributions) to the Savings and Investment Plan and the Retirement Contribution Restoration Credits to the Executive Deferred Compensation Plan that would have been received if the executive had continued working for an additional three-year period (reflecting the executive’s benefits multiple).

(3)	Represents the aggregate value of the acceleration of vesting of the participant’s unvested stock options based on the spread between the closing price of our common stock on December 30, 2011 and the exercise price of the stock options. For option granted in 2010 and 2011, in the event of a change of control, the options only accelerate upon change in control if they are not assumed or substituted.

(4)	Represents the aggregate value of the acceleration of vesting of the participant’s unvested restricted stock based on the closing price of our common stock on December 30, 2011. For stock awards granted in 2010 and 2011, in the event of a change of control, the restricted stock awards only accelerate upon change in control if they are not assumed or substituted.

(5)	In the case of a change of control and qualifying termination, represents the estimated payments for continued medical, dental, vision and life insurance coverage, access to tax and financial planning and a flat annual perquisite allowance, each for a period of three years after termination of employment. In the case of a termination of employment under our severance pay plan in effect on December 30, 2011, represents medical, dental and vision coverage during the severance pay period.

(6)	Represents payment of an amount sufficient to offset the impact of any “excess parachute payment” excise tax payable by the executive pursuant to the provisions of the Code or any comparable provision of state law.

(7)	Excludes the value to the executive of a continued right to indemnification by us and continued coverage under our directors’ and officers’ liability insurance (if applicable).

(8)	Our named executive officers each receive life insurance proceeds of $1.5 million upon death, which amounts have been excluded from the table. We pay the premiums for term life insurance for all eligible employees as well as the cost of higher coverage levels in place for our executives.

8.  Director Compensation Table

The following table summarizes the cash compensation paid to our non-employee directors for the year ended December 31, 2011, as well as the aggregate grant date fair value for stock awards granted in 2011 to our non-employee directors.

Director	Fees Earned or Paid in Cash(1)	Stock Awards/Units(2)(3)	Option Awards(3)	Other Compensation(4)	Total
Herbert W. Boyer, Ph.D.	$129,000	$ 0	$ 0	$3,387	$132,387
Deborah Dunsire, M.D.	$ 84,000	$379,104	$ 0	$1,058	$464,162
Michael R. Gallagher	$103,000	$ 0	$ 0	$3,455	$106,455
Gavin S. Herbert(5)	$ 39,000	$ 0	$ 0	$ 0	$ 39,000
Dawn Hudson	$ 94,500	$ 0	$ 0	$ 0	$ 94,500
Robert A. Ingram	$100,000	$ 0	$ 0	$1,423	$101,423
Trevor M. Jones, Ph.D.	$ 84,000	$379,104	$ 0	$ 966	$464,070
Louis J. Lavigne, Jr.	$ 95,000	$379,104	$ 0	$ 0	$474,104
Russell T. Ray	$118,000	$ 0	$ 0	$ 0	$118,000
Stephen J. Ryan, M.D.	$103,500	$ 0	$ 0	$ 852	$104,352
Leonard D. Schaeffer(5)	$ 41,500	$ 0	$ 0	$ 790	$ 42,290

(1)

In 2011, each non-employee director received an annual retainer of $60,000 for services as a director, except that Dr. Boyer, the Vice Chairman of the Board, received an annual retainer of $100,000, reflecting the Vice Chairman’s critical role in assuring effective corporate governance and in managing the affairs of our board as our lead independent director including: (1) presiding over executive sessions of our board and over board meetings when the Chairman of the Board is not in attendance; (2) consulting with the Chairman of the Board and other board members on corporate governance practices and policies, and assuming the primary leadership role in addressing issues of this nature if, under the circumstances, it is inappropriate for the Chairman of the Board to assume such leadership; (3) meeting informally with other outside directors between board meetings to assure free and open communication within the group of outside directors; (4) assisting the Chairman of the Board in preparing our board agenda so that the agenda includes items requested by non-management members of our board; (5) administering the annual board evaluation and reporting the results to the Corporate Governance and Compliance Committee; and (6) assuming other responsibilities that the non-management directors might designate from time to time.

The chairperson of each board committee received a $2,500 quarterly retainer fee for committee meetings presided over in 2011, except that the chairperson of the Audit and Finance Committee received a $5,000 quarterly retainer fee for regular committee meetings presided over in 2011. In addition, all non-employee directors, including our board committee chairs, received $2,000 for each board meeting attended in 2011 and an additional $1,500 for each board committee meeting attended in 2011.

(2)	The amounts shown are the grant date fair value of restricted stock units granted in fiscal year 2011, as prescribed under FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 10, Employee Stock Plans, to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2011.

Under our 2011 Incentive Award Plan, which was approved by our stockholders at our 2011 annual meeting, 4,800 shares of restricted stock units were granted to each of Messrs. Jones and Lavigne and Dr. Dunsire on May 3, 2011, the date of our 2011 annual meeting.

(3)	The table below shows the aggregate numbers of unvested stock awards/units and option awards outstanding for each non-employee director as of December 31, 2011.

Director	Unvested Stock Awards/Units	Vested and Unvested Option Awards
Herbert W. Boyer, Ph.D.	4,800	0
Deborah Dunsire, M.D.	4,800	45,600
Michael R. Gallagher	9,600	64,600
Gavin S. Herbert	0	0
Dawn Hudson	9,600	34,200
Robert A. Ingram	4,800	59,600
Trevor M. Jones, Ph.D.	4,800	59,600
Louis J. Lavigne, Jr.	4,800	54,600
Russell T. Ray	4,800	69,600
Stephen J. Ryan, M.D.	9,600	69,600
Leonard D. Schaeffer	0	0

(4)	Under our Deferred Directors’ Fee program, participants may elect to defer all or a portion of their retainer and meeting fees until termination of their status as a director. Deferred amounts are treated as having been invested in our common stock, such that on the date of deferral the director is credited with a number of phantom shares of our common stock equal to the amount of fees deferred divided by the market price of a share of our common stock as of the date of deferral. Upon termination of the director’s service on our board, the director will receive shares of our common stock equal to the number of phantom shares of our common stock credited to such director under the Deferred Directors’ Fee program. The amounts shown represent dividend equivalents earned on the phantom shares during 2011.

(5)	Messrs. Herbert and Schaeffer resigned from the Board effective immediately prior to our 2011 annual meeting of stockholders.

In addition to the foregoing, we reimburse our non-employee directors for the costs of attending up to two continuing education programs for directors per year. We do not believe these to be perquisites as the directors are expected to attend such programs and continuing education programs are integrally and directly related to their service as our directors.

Compensation Risk Management

In January 2012, management assessed our compensation design, policies and practices to determine whether any risks arising from our compensation design, policies and practices are reasonably likely to have a material adverse effect on us. The Compensation Committee reviewed and agreed with management’s conclusion that our compensation policies and practices do not create such risks. In doing so, the Compensation Committee, with the assistance of Cook & Co., considered various features of our compensation policies and practices that discourage excessive or unnecessary risk taking, including but not limited to the following:

•	appropriate pay philosophy, peer group and other market comparability data, and market positioning to align with and support business objectives;

•

effective balance in the design of our compensation programs, including: (i) cash and equity pay mix, (ii) short- and longer-term performance focus, (iii) corporate, business unit, and individual performance focus and measurement; and (iv) financial and non-financial performance measurement together with top management and board discretion to manage pay appropriately; and

•	stock grant guidelines, stock ownership guidelines, an incentive plan clawback policy, and independent Compensation Committee oversight of our compensation policies and practices.

This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to expectations concerning matters that are not historical facts. These forward-looking statements include, but are not limited to, statements related to risks associated with our compensation programs. Readers are cautioned that these forward-looking statements are based on current expectations and are subject to risks, uncertainties, and assumptions that are difficult to predict. We undertake no obligation to revise or update any forward-looking statements for any reason.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Organization and Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our 2011 Annual Report on Form 10-K and in this Proxy Statement for the 2012 annual meeting of stockholders.

ORGANIZATION AND COMPENSATION COMMITTEE,

Michael R. Gallagher, Chairperson

Dawn Hudson

Robert A. Ingram

Russell T. Ray

AUDIT AND FINANCE COMMITTEE REPORT

Our Audit and Finance Committee issued the following report for inclusion in this Proxy Statement in connection with the 2012 annual meeting of stockholders.

1.	The Audit and Finance Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2011 with management of Allergan and with Allergan’s independent registered public accounting firm, Ernst & Young LLP.

2.	The Audit and Finance Committee has discussed with Ernst & Young LLP those matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.

3.	The Audit and Finance Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the PCAOB regarding Ernst & Young LLP’s communications with the Audit and Finance Committee concerning the accountant’s independence, and has discussed with Ernst & Young LLP its independence from Allergan and its management.

4.	Based on the review and discussions referenced to in paragraphs 1 through 3 above, the Audit and Finance Committee recommended to our board of directors that the audited consolidated financial statements for the year ended December 31, 2011 be included in the Annual Report on Form 10-K for that year for filing with the SEC.

AUDIT AND FINANCE COMMITTEE,

Russell T. Ray, Chairperson

Michael R. Gallagher

Dawn Hudson

Louis J. Lavigne, Jr.

Stephen J. Ryan, M.D.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The charter of the Audit and Finance Committee requires that it review and discuss with management and our independent registered public accounting firm any material related party transactions involving terms that differ from those that would typically be negotiated with independent parties. In connection with this requirement, all related party transactions (transactions involving our directors and executive officers or their immediate family members) are disclosed to our Audit and Finance Committee and our board at least annually. We are not aware of any transactions between us and any stockholder owning five percent or greater of our outstanding common stock but if any such transaction were to arise, it would, pursuant to the terms of the Audit and Finance Committee’s charter, be reviewed by that committee. In addition, transactions involving our directors are disclosed and reviewed by our Corporate Governance and Compliance Committee in its assessment of our directors’ independence. To the extent such transactions are ongoing business relationships, the transactions are disclosed and, as applicable, reviewed annually. The Audit and Finance Committee intends to approve only those related party transactions that are in the best interests of our stockholders.

Prior to becoming an executive officer, on November 9, 2000, Dr. Scott Whitcup, our Executive Vice President, Research and Development, Chief Scientific Officer, entered into a Promissory Note secured by a Deed of Trust (the “Note”) in which he borrowed $300,000, without interest, from us for the purchase of a home, which was subsequently amended on January 8, 2003. Dr. Whitcup must repay the Note if he is terminated with or without cause or if he sells or transfers his residence in California. If Dr. Whitcup remains employed and has not sold or otherwise conveyed the property, we will forgive the Note in three equal reductions of $100,000. The Note was reduced on November 9, 2009, November 9, 2010 and November 9, 2011. Accordingly, as of November 9, 2011, the Note has been forgiven and the balance on December 31, 2011 was $0.

ANNUAL REPORT

Our 2011 Annual Report to Stockholders, which includes our 2011 Annual Report on Form 10-K, accompanies the proxy materials being provided to all stockholders. Those documents are not a part of the proxy solicitation materials. We will provide, without charge, additional copies of our 2011 Annual Report on Form 10-K upon the receipt of a written request by any stockholder.

OTHER BUSINESS

Stockholder Proposals for Inclusion in Proxy Statement

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our Proxy Statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2013 Proxy Statement, a stockholder’s proposal must be received by us no later than November 21, 2012 and must otherwise comply with Rule 14a-8 under the Exchange Act.

Stockholder Proposals for Annual Meeting

Our Amended and Restated Certificate of Incorporation contains an advance notice provision with respect to matters to be brought at an annual meeting of stockholders and not included in our Proxy Statement. Our Amended and Restated Bylaws expand upon and supplement the advance notice provisions in our Amended and Restated Certificate of Incorporation. Pursuant to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, only such business shall be conducted at an annual meeting of stockholders as is properly brought before the meeting. For business to be properly brought before an annual meeting by a stockholder, in addition to any other applicable requirements, timely notice of the matter must be first given to our Secretary. To be timely, written notice must be received by our Secretary not less than 30 days nor more than 60 days prior to the meeting. If less than 40 days notice or prior public disclosure of the meeting has been given to stockholders, then notice of the proposed business matter must be received by our Secretary not later than 10 days after the mailing of notice of the meeting or such public disclosure.

Any notice to our Secretary must include as to each matter that the stockholder proposes to bring before the meeting: (i) the name and record address of the stockholder proposing such business or other stockholders supporting such proposal; (ii) the class and number of shares of our stock that are beneficially owned by the stockholder on the date of such stockholder notice and by other stockholders supporting such proposal on the date of such stockholder notice; (iii) a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend our Amended and Restated Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any interest in such business of such stockholder or the beneficial owner, if any, on whose behalf the proposal is made; and (iv) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (a) a description of any agreement, arrangement or understanding with respect to the proposal between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, or any others acting in concert with any of the foregoing, (b) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder or such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to shares of our stock, (c) a representation that the stockholder is a holder of record of shares of our stock entitled to vote at such meeting and intends to appear in person or by a qualified representative at the meeting to propose such business, and (d) a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding stock required to approve or adopt the proposal and/or (2) to otherwise solicit proxies from stockholders in support of such proposal. The foregoing notice requirements will be deemed satisfied by a stockholder with respect to business other than a director nomination if the stockholder has notified us of the stockholder’s intention to present a proposal at an annual meeting in compliance with the applicable rules and regulations promulgated under the Exchange Act, and such stockholder’s proposal has been included in the proxy statement that we have prepared to solicit proxies at such annual meeting.

While our board will consider proper stockholder proposals that are properly brought before the annual meeting, we reserve the right to omit from our 2013 proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 thereunder.

Stockholder Nominations of Directors

Our Amended and Restated Certificate of Incorporation provides that any stockholder entitled to vote for the election of directors at a meeting of stockholders may nominate persons for election as directors only if timely written notice of such stockholder’s intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to Allergan, Inc., Attn: Secretary, P.O. Box 19534, Irvine, CA 92623. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the address provided above not less than 30 days nor more than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date. If less than 40 days notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made.

Pursuant to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, a stockholder’s notice to our Secretary concerning the nomination of persons for election as directors must set forth: (i) the name and record address of the stockholder proposing the nomination or other stockholders supporting such nomination; (ii) the name, age, business address, residence address and principal occupation or employment of the proposed nominee; (iii) the class and number of shares of our stock that are beneficially owned by the proposed nominee; (iv) the class and number of shares of our stock that are beneficially owned by the stockholder on the date of such stockholder notice; (v) as to each person whom the stockholder proposes to nominate for election as a director, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (vi) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (a) a description of any agreement, arrangement or understanding with respect to the nomination between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, or any others acting in concert with any of the foregoing, (b) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder or such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to shares of our stock, (c) a representation that the stockholder is a holder of record of shares of our stock entitled to vote at such meeting and intends to appear in person or by a qualified representative at the meeting to propose such nomination, and (d) a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding stock required to elect the nominee and/or (2) otherwise to solicit proxies from stockholders in support of such nomination; and (vii) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as our director.

In the alternative, stockholders can at any time recommend for consideration by our Corporate Governance and Compliance Committee qualified candidates for our board that meet the qualifications described in this Proxy Statement under the heading “Corporate Governance – Corporate Governance and Compliance Committee” by submitting to us any recommendations for director candidates, along with appropriate biographical information, a brief description of such candidate’s qualifications and such candidate’s written consent to nomination, to the Corporate Governance and Compliance Committee, c/o Allergan, Inc., Attn: Secretary, P.O. Box 19534, Irvine, CA 92623. Submissions satisfying the required qualifications will be forwarded to the chairperson of the Corporate Governance and Compliance Committee or such other member of the Corporate Governance and Compliance Committee delegated to review and consider candidates for director nominees.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate all or portions of our filings, including this Proxy Statement, with the SEC, in whole or in part, the Audit and Finance Committee Report and the Report of the Organization and Compensation Committee contained in this Proxy Statement shall not be deemed to be incorporated by reference into any such filing or deemed filed with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

By Order of the Board of Directors

Matthew J. Maletta

Vice President,

Associate General Counsel and Secretary

Irvine, California

March 15, 2012

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date VOTE BY INTERNET - www.proxyvote.com Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 30, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 30, 2012. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. 2525 DUPONT DRIVE IRVINE, CA 92612 M43150-P19883 ALLERGAN, INC. Vote on Directors Our board of directors recommends you vote FORthe following: 1. Election of ten directors to serve for a term of office expiring at the 2013 annual meeting of stockholders and until their successors are duly elected and qualified Vote on Proposals Our board of directors recommends you vote FOR the following proposals: Nominees: Against For Abstain Against For Abstain 2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012. ! ! ! ! ! ! 1a. David E.I. Pyott ! ! ! ! ! ! 1b. Herbert W. Boyer, Ph.D. 3. Advisory vote on the compensation of our named executive officers. ! ! ! 1c. Deborah Dunsire, M.D. ! ! ! Abstain Against Our board of directors recommends you vote AGAINST the following proposal: For 1d. Michael R. Gallagher 4. Stockholder proposal, if properly presented at the annual meeting (Special Stockholder Meetings). ! ! ! ! ! ! 1e. Dawn Hudson ! ! ! 1f. Robert A. Ingram NOTE: Such other business as may properly come before the meeting or any adjournment thereof. ! ! ! 1g. Trevor M. Jones, Ph.D. ! ! ! 1h. Louis J. Lavigne, Jr. Yes No ! ! ! ! ! Please indicate if you plan to attend this meeting. 1i. Russell T. Ray ! ! ! 1j. Stephen J. Ryan, M.D. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. Please detach along perforated line and mail in the envelope provided. M43151-P19883 Proxy ALLERGAN, INC. ANNUAL MEETING OF STOCKHOLDERS May 1, 2012 10:00 a.m. local time Allergan, Inc. 2525 Dupont Drive Irvine, CA 92612 This proxy is solicited by our board of directors for use at the Annual Meeting of Stockholders on Tuesday, May 1, 2012. The shares of stock held in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Item Nos. 1 through 3, and voted “AGAINST” Item No. 4. By signing the proxy, you revoke all prior proxies and appoint Matthew J. Maletta and Arnold A. Pinkston, and each of them with full power of substitution, to vote the shares on the matters shown on the reverse side and any other matters which may come before the annual meeting and all adjournments. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTEDFOR ITEM NOS. 1, 2 AND 3 AND VOTED AGAINST ITEM NO. 4.